Exhibit 10.6

Execution Version

CUSIP Numbers:

Deal: 72767RAA0

Term Loan: 72767RAB8

CREDIT AGREEMENT

dated as of June 29, 2026

among

PLATINUM SPINCO INC.,

as the Borrower,

the Guarantors from time to time party hereto,

the Lenders from time to time party hereto,

BANK OF AMERICA, N.A.,

as the Administrative Agent,

JPMORGAN CHASE BANK, N.A.,

HSBC BANK USA, N.A.,

PNC BANK, NATIONAL ASSOCIATION

and

WELLS FARGO BANK, N.A.,

as Co-Syndication Agents,

FIFTH THIRD BANK, N.A.,

as Documentation Agent,

BOFA SECURITIES, INC.,

JPMORGAN CHASE BANK, N.A.,

HSBC SECURITIES (USA) INC.,

PNC CAPITAL MARKETS LLC

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers,

BOFA SECURITIES, INC.,

as Sole Bookrunner

i

ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		61

4.01	Conditions of Closing Date	61
4.02	Conditions to Funding	62

ARTICLE V. REPRESENTATIONS AND WARRANTIES		64

5.01	Existence, Qualification and Power	64
5.02	Authorization; No Contravention	64
5.03	Governmental Authorization; Other Consents	65
5.04	Binding Effect	65
5.05	Financial Statements; No Material Adverse Effect	65
5.06	Litigation	65
5.07	No Default	65
5.08	Ownership of Property; Liens	66
5.09	Environmental Compliance	66
5.10	Insurance	66
5.11	Taxes	66
5.12	ERISA Compliance	66
5.13	Subsidiaries; Equity Interests	67
5.14	Margin Regulations; Investment Company Act	67
5.15	Disclosure	67
5.16	Compliance with Laws	68
5.17	Intellectual Property; Licenses, Etc.	68
5.18	Solvency	68
5.19	Labor Matters	68
5.20	[Reserved]	68
5.21	Collateral Documents	68
5.22	[Reserved]	68
5.23	[Reserved]	68
5.24	Government Sanctions	68
5.25	PATRIOT Act	68
5.26	Anti-Corruption Laws	69
5.27	Affected Financial Institutions	69

ARTICLE VI. AFFIRMATIVE COVENANTS		69

6.01	Financial Statements	69
6.02	Certificates; Other Information	70
6.03	Notices	71
6.04	Payment of Obligations	71
6.05	Preservation of Existence, Etc.	72
6.06	Maintenance of Properties	72
6.07	Maintenance of Insurance	72
6.08	Compliance with Laws	72
6.09	Books and Records	72
6.10	Inspection Rights	72
6.11	Use of Proceeds	73
6.12	[Reserved]	73
6.13	Covenant to Guarantee Obligations and Give Security	73
6.14	Compliance with Environmental Laws	74
6.15	Further Assurances	74
6.16	Anti-Corruption Laws; Sanctions	75

ARTICLE VII. NEGATIVE COVENANTS		75

7.01	Liens	75
7.02	Investments	77
7.03	Indebtedness	78
7.04	Fundamental Changes	81
7.05	Dispositions	81
7.06	Restricted Payments	82
7.07	Change in Nature of Business	83
7.08	Transactions with Affiliates	84
7.09	Burdensome Agreements	84
7.10	Use of Proceeds	85
7.11	Financial Covenants	85
7.12	Amendments of Organization Documents, Material IP Rights, etc.	86
7.13	Accounting Changes	86
7.14	Prepayments, Etc. of Junior Indebtedness	86
7.15	Sanctions	87
7.16	Anti-Corruption Laws	87
7.17	Permitted Activities	87

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		88

8.01	Events of Default	88
8.02	Remedies Upon Event of Default	90
8.03	Application of Funds	91

ARTICLE IX. ADMINISTRATIVE AGENT		91

9.01	Appointment and Authority	91
9.02	Rights as a Lender	92
9.03	Exculpatory Provisions	92
9.04	Reliance by Administrative Agent	93
9.05	Delegation of Duties	93
9.06	Resignation of Administrative Agent	94
9.07	Non-Reliance on Administrative Agent, Arrangers and Other Lenders	94
9.08	No Other Duties, Etc.	95
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	95
9.10	Collateral and Guaranty Matters	96
9.11	[Reserved]	97
9.12	ERISA Matters	97
9.13	Recovery of Erroneous Payments	98

ARTICLE X. GUARANTY		98

10.01	Guaranty	98
10.02	Obligations Unconditional	99
10.03	Reinstatement	100
10.04	Certain Additional Waivers	100

10.05	Remedies	100
10.06	Rights of Contribution	100
10.07	Guarantee of Payment; Continuing Guarantee	101
10.08	Keepwell	101

ARTICLE XI. MISCELLANEOUS		101

11.01	Amendments, Etc.	101
11.02	Notices; Effectiveness; Electronic Communication	103
11.03	No Waiver; Cumulative Remedies; Enforcement	105
11.04	Expenses; Indemnity; Damage Waiver	106
11.05	Payments Set Aside	107
11.06	Successors and Assigns	108
11.07	Treatment of Certain Information; Confidentiality	111
11.08	Right of Setoff	112
11.09	Interest Rate Limitation	113
11.10	Integration; Effectiveness	113
11.11	Survival of Representations and Warranties	113
11.12	Severability	113
11.13	Replacement of Lenders	113
11.14	Governing Law; Jurisdiction; Etc.	114
11.15	Waiver of Jury Trial	115
11.16	No Advisory or Fiduciary Responsibility	116
11.17	Electronic Execution; Electronic Records; Counterparts	116
11.18	USA PATRIOT Act	117
11.19	[Reserved]	117
11.20	Entire Agreement	117
11.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	117
11.22	Acknowledgement Regarding Any Supported QFCs	118
11.23	Assumption by the Company of the Borrower’s Obligations	118

SCHEDULES

2.01	Commitments and Applicable Percentages
5.13	Subsidiaries; Other Equity Investments
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	[Reserved]
C	Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F-1	Mirror Transactions Funding Date Subsidiary Guaranty
F-2	Mirror Transactions Funding Date Company Joinder
G	Security Agreement

H	Mirror Intercreditor Agreement
I	Notice of Loan Prepayment
J	[Reserved]
K-1	[Reserved]
K-2	[Reserved]
L	Pari Passu Intercreditor Agreement
M	[Reserved]
N-1	U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
N-2	U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes
N-3	U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes
N-4	U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes
O	Company Debt Assumption Supplement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of June 29, 2026, among PLATINUM SPINCO INC., a Delaware corporation (the “Borrower”), each Lender from time to time party hereto and BANK OF AMERICA, N.A., as the Administrative Agent.

The parties hereto wish to provide a $250,000,000 delayed draw term loan facility, subject to the terms and conditions set forth herein, the proceeds of which are to be used solely by the Borrower to consummate the Mirror Transactions on the Mirror Transactions Funding Date.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:

“Account Control Agreement” means an agreement, among a Loan Party, a depository institution or securities intermediary and the Administrative Agent, which agreement is in form and substance reasonably acceptable to the Administrative Agent and which provides the Administrative Agent (or the Company Credit Agreement Agent as bailee for the Administrative Agent pursuant to the Mirror Intercreditor Agreement) with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) or securities account(s) described therein.

“Acquisition” means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of (a) all or any substantial portion of the property of another Person, or any division, line of business or other business unit of another Person or (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger, amalgamation or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Act” has the meaning set forth in Section 11.18.

“Administrative Agent” means Bank of America (or any of its designated branch offices or affiliates) in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning set forth in Section 11.02(c).

“Agreement” means this Credit Agreement.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (a) at any time during the Availability Period, the sum of (i) such Lender’s Commitment at such time plus (ii) the outstanding principal amount of such Lender’s Term Loans at such time and (b) at any time thereafter, the outstanding principal amount of such Lender’s Term Loans at such time; provided that, if the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02 or if the Commitments have expired, then the Applicable Percentage of each Lender in respect of the Term Facility shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or other agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a) (or, prior to the Parent Change Time, the Compliance Certificate received by the Company Credit Agreement Agent pursuant to Section 6.02(a) of the Company Credit Agreement):

Pricing Tier	Consolidated Net Leverage Ratio	Term SOFR Loans	Base Rate Loans
1	< 1.00 to 1.0	1.125%	0.125%
2	> 1.00 to 1.0 but < 1.75 to 1.0	1.250%	0.250%
3	> 1.75 to 1.0 but < 2.50 to 1.0	1.500%	0.500%
4	> 2.50 to 1.0 but < 3.25 to 1.0	1.750%	0.750%
5	> 3.25 to 1.0	2.000%	1.000%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate indicating a Consolidated Net Leverage Ratio that results in such increase or decrease is delivered pursuant to Section 6.02(a) (or, prior to the Parent Change Time, pursuant to Section 6.02(a) of the Company Credit Agreement); provided that, if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Tier 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 6.02(a) (or, prior to the Parent Change Time, pursuant to Section 6.02(a) of the Company Credit Agreement), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Net Leverage Ratio contained in such Compliance Certificate. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of (a) BofA Securities, in its capacities as a joint lead arranger and the sole bookrunner, (b) JPMorgan Chase Bank, N.A., in its capacity as a joint lead arranger, (c) HSBC Securities (USA) Inc., in its capacity as a joint lead arranger, (d) PNC Capital Markets LLC, in its capacity as a joint lead arranger and (e) Wells Fargo Securities, LLC, in its capacity as a joint lead arranger.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including an electronic documentation form generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation of any Person, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease, (c) all Synthetic Debt of such Person, and (d) in respect of any Securitization Transaction of any Person, the amount of obligations outstanding on such date under the legal documents entered into as part of such Securitization Transaction that corresponds to the outstanding net investment (including loans) of, or cash purchase price paid by, the unaffiliated third party purchasers or financial institutions participating in such Securitization Transaction and, as such, would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase (or, to the extent structured as a secured lending transaction, is principal).

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2025, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the date that is five (5) Business Days after the Outside Date (as defined in the Mirror Merger Agreement as in effect on the Closing Date, and giving effect to any extensions permitted thereunder), (b) the date of termination of the Term Facility pursuant to Section 2.06, and (c) the date of termination of the Commitment of each Lender to make Loans pursuant to Section 8.02.

“Available Amount” means, on any date of determination (the “Reference Date”), an amount (not less than zero) equal to the total of:

(a) the sum of, without duplication:

(i) the greater of (x) $56,000,000 and (y) 30% of TTM Consolidated EBITDA; plus

(ii) an amount equal to 50% of Consolidated Net Income for the period (taken as one accounting period) from the first day of the first full fiscal quarter of the Company ending after the Closing Date to the end of the fiscal quarter of the Company most recently ended on or prior to the Reference Date for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b) and a Compliance Certificate has been delivered pursuant to Section 6.02(a) (it being understood that any such amount shall not be less than zero for any fiscal quarter); plus

(iii) 100% of the aggregate net proceeds received in cash or Cash Equivalents by the Company or any of its Subsidiaries since the Closing Date (from any Person other than the Company or any Subsidiary) as a contribution to its common equity capital, or received by the Company since the Closing Date from the issuance or sale of common Equity Interests of the Company (to any Person other than the Company or any Subsidiary), in each case to the extent any such amount is Not Otherwise Applied; plus

(iv) 100% of the principal amount of Indebtedness of the Company or any Subsidiary incurred after the Closing Date and owed to a Person that is not the Company or any Subsidiary that is converted to common Equity Interests of the Company after the Closing Date; plus

(v) an amount equal to any after-tax returns received in cash or Cash Equivalents by the Company or any Subsidiary since the Closing Date in respect of any Investments made pursuant to Section 7.02(m) (such amount not to exceed the original amount of such Investment pursuant to Section 7.02(m)) to the extent any such amount is Not Otherwise Applied; minus

(b) the sum of, without duplication:

(i) the aggregate amount of all Investments made by the Company and its Subsidiaries in reliance on the Available Amount pursuant to Section 7.02(m) during the period from and including the Mirror Transactions Funding Date through and including the Reference Date (without taking into account the intended usage of the Available Amount on such Reference Date); plus

(ii) the aggregate amount of all Restricted Payments made by the Company and its Subsidiaries in reliance on the Available Amount pursuant to Section 7.06(g) during the period from and including the Mirror Transactions Funding Date through and including the Reference Date (without taking into account the intended usage of the Available Amount on such Reference Date); plus

(iii) the aggregate amount of all prepayments, redemptions, purchases, defeasances and satisfactions made by the Company and its Subsidiaries in reliance on the Available Amount pursuant to Section 7.14(f) during the period from and including the Mirror Transactions Funding Date through and including the Reference Date (without taking into account the intended usage of the Available Amount on such Reference Date); plus

(iv) the sum of (A) the aggregate amount of all Investments made by the Company and its Subsidiaries in reliance on the Available Amount pursuant to Section 7.02(m) of the Company Credit Agreement during the period from and including the Closing Date through the Mirror Transactions Funding Date plus (B) the aggregate amount of all Restricted Payments made by the Company and its Subsidiaries in reliance on the Available Amount pursuant to Section 7.06(g) of the Company Credit Agreement during the period from and including the Closing Date through the Mirror Transactions Funding Date plus (C) the aggregate amount of all prepayments, redemptions, purchases, defeasances and satisfactions made by the Company and its Subsidiaries in reliance on the Available Amount pursuant to Section 7.14(f) of the Company Credit Agreement during the period from and including the Closing Date through the Mirror Transactions Funding Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) Term SOFR plus 1.00%; provided that, if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 or Section 3.07, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“BofA Securities” means BofA Securities, Inc.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following types of Investments:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case, with maturities of not more than 180 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “P-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case, with maturities of not more than 270 days from the date of acquisition thereof;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above;

(e) securities with maturities of 365 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;

(f) securities with maturities of 180 days or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition;

(g) other Investments in accordance with the investment policy of the Parent that the Administrative Agent may approve from time to time in its reasonable discretion; and

(h) Investments in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in the foregoing clauses of this definition.

“Cash Pooling Arrangement” means any cash pooling, notional pooling, netting, overdraft, intraday, sweep, zero-balance, balance transfer, profit-and-loss, daily exposure or similar cash management arrangement and any related foreign exchange settlement exposure of the Parent or any of its Subsidiaries, in each case entered into in the ordinary course of business and with a Lender (or any of its Affiliates).

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“CFC Holdco” means a Subsidiary all or substantially all the assets of which consist of Equity Interests in (or Equity Interests in and debt of) one or more CFCs.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 40% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;

(c) after the Parent Change Time, the Company shall cease to own, directly or indirectly, 100% of the outstanding Equity Interests of the Borrower;

(d) after the Parent Change Time, the occurrence of a “change of control” (or any comparable event) under the Company Credit Agreement; or

(e) the occurrence of a “change of control” (or any comparable event) under the documentation governing any Consolidated Funded Indebtedness (other than the Company Credit Agreement) that is secured by the Collateral on a pari passu basis with the Obligations with an aggregate outstanding principal amount in excess of the Threshold Amount;

provided that (x) the consummation of the Mirror Transactions shall not constitute a Change of Control and (y) the consummation of the TopCo Restructuring shall not constitute a Change of Control under clause (c) of this definition so long as TopCo owns, directly or indirectly, 100% of the outstanding Equity Interests of the Borrower (except to the extent TopCo fails to so own such Equity Interests pursuant to a transaction not prohibited by the Loan Documents).

“Closing Date” means the date hereof.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means a collective reference to all personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, the Account Control Agreements, each of the collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.13, and each other agreement, instrument or document that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, as to each Lender, its obligation to make a Term Loan to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption or other agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Term SOFR Loans to Base Rate Loans, (c) a conversion of Base Rate Loans to Term SOFR Loans, or (d) a continuation of Term SOFR Loans, as applicable, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended or otherwise modified, and any successor statute.

“Communication” means this Agreement, any other Loan Document, and any other document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure, or authorization related to any Loan Document.

“Company” means Gentherm Incorporated, a Michigan corporation.

“Company Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of June 29, 2026, by and among the Company and the other borrowers party thereto, as borrowers, the lenders party thereto, the Company Credit Agreement Agent and Bank of America, as the swing line lender and the letter of credit issuer, as the same may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time.

“Company Credit Agreement Agent” means Bank of America, as the administrative agent under the Company Credit Agreement.

“Company Debt Assumption” means an assumption by the Company of the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to the Company Debt Assumption Supplement in accordance with Section 11.23.

“Company Debt Assumption Supplement” means a supplement to this Agreement executed by the Company and the Borrower and acknowledged by the Administrative Agent, substantially in the form of Exhibit O.

“Company Debt Guarantor” has the meaning specified in Section 6.13.

“Company Indebtedness” means Indebtedness and other obligations under the Company Credit Agreement and the other Loan Documents (as defined in the Company Credit Agreement).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the total of:

(a) Consolidated Net Income for such period; plus

(b) the following (without duplication), to the extent deducted in calculating such Consolidated Net Income (or in the case of clauses (b)(viii) and (b)(ix) below, not otherwise included in such Consolidated Net Income):

(i) Consolidated Interest Charges;

(ii) the provision for federal, state, provincial, territorial, local and foreign income taxes payable;

(iii) depreciation and amortization expense;

(iv) (A) any equity-based, non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock, profits interests or other rights or equity-based incentive programs and (B) other non-cash charges, losses and expenses, in each case of clauses (A) and (B), which do not represent (x) a cash item in such period or any future period or (y) amortization of any prepaid cash expense;

(v) fees, costs and expenses incurred in such period in connection with the negotiation, execution and delivery of the Loan Documents and any amendments or modifications thereof;

(vi) fees, costs and expenses incurred in such period in connection with the incurrence (or proposed incurrence) of any Indebtedness permitted to be incurred pursuant to Section 7.03 (and the documentation related to any such Indebtedness from time to time, including amendments, modifications, supplements, waivers and consents of or to any such documentation), the consummation (or proposed consummation) of any Investment permitted pursuant to Section 7.02 (including, for the avoidance of doubt, the Mirror Transactions), or the consummation (or proposed consummation) of any Disposition permitted pursuant to Section 7.05, in each case whether or not such transaction is consummated;

(vii) the amount of any restructuring charges or reserves or other business optimization expenses or reserves (including those relating to severance and related benefits, contractual salary continuation with respect to terminated employees, retained restructuring consulting, equipment transfer (including shipping and related expense, product validation incurred to validate receiving plant capability and receiving plant physical modifications required to accept transferred product), expenses related to facility sale preparation, employee outplacement, environmental services, employee insurance and benefits continuation with respect to terminated employees, costs and expenses relating to any entry into new markets or contracts or new product developments, any software or other intellectual property development costs and expenses, any costs and expenses associated with new systems design, any cost or expense associated with improvements to IT or accounting functions, consolidation and integration charges or costs and any other charges treated as restructuring or repositioning expense under GAAP); provided that the aggregate amount added back pursuant to this clause (b)(vii) for any period, when taken together with the aggregate amount added back pursuant to clause (b)(viii) below for such period, shall not exceed an amount equal to 20% of Consolidated EBITDA for such period (determined after giving effect to all addbacks and adjustments for such period);

(viii) the amount of “run rate” operating expense reductions, operating expense improvements, cost savings and cost synergies for such period that are related to any Investment permitted pursuant to Section 7.02, any Disposition permitted pursuant to Section 7.05 or any other operational initiatives permitted pursuant to this Agreement, but only to the extent that such operating expense reductions, operating expense improvements, cost savings and cost synergies are reasonably identifiable, factually supportable and projected by the Company in good faith to result from actions that have been taken or are expected to be taken within 24 months after the consummation of such Investment, Disposition or operational initiative (with the amount of any such operating expense reduction, operating expense improvement, cost saving or cost synergy to be added to Consolidated Net Income as so projected until fully realized and calculated on a Pro Forma Basis as though such projected operating expense reduction, operating expense improvement, cost saving or cost synergy had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that the aggregate amount added back pursuant to this clause (b)(viii) for any period, when taken together with the aggregate amount added back pursuant to clause (b)(vii) above for such period, shall not exceed an amount equal to 20% of Consolidated EBITDA for such period (determined after giving effect to all addbacks and adjustments for such period);

(ix) any adjustments (including pro forma adjustments) reflected in (x) with respect to the Mirror Transactions, the quality of earnings report prepared by KPMG and dated January 19, 2026 and the Company’s model dated January 22, 2026 or (y) any other quality of earnings report prepared in connection with any Permitted Acquisition or other permitted Investment by a nationally recognized accounting firm or other accounting firm reasonably acceptable to the Administrative Agent and made available to the Administrative Agent;

(x) non-recurring fees, costs and expenses in such period, to the extent not capitalized in accordance with GAAP, in connection with designing, testing, implementing and integrating automation platforms, artificial intelligence and machine-learning solutions, digital transformation and similar operational efficiency initiatives (including related employee severance and retention, third-party implementation fees and system integration costs); provided that the aggregate amount added back pursuant to this clause (b)(x) for any period shall not exceed an amount equal to 5% of Consolidated EBITDA for such period (determined after giving effect to all addbacks and adjustments for such period); and

(xi) public company costs; minus

(c) all non-recurring, non-cash items increasing Consolidated Net Income, to the extent included in calculating such Consolidated Net Income.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including the Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (in each case, solely to the extent drawn and unreimbursed on such date) and (d) all Attributable Indebtedness.

“Consolidated Interest Charges” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Company and its Subsidiaries in connection with borrowed money (including capitalized interest), or in connection with the deferred purchase price of assets, in each case, to the extent treated as interest in accordance with GAAP plus (b) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, at any date of determination, the ratio of (a) Consolidated EBITDA for the most recently completed Measurement Period to (b) Consolidated Interest Charges for the most recently completed Measurement Period.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period; provided that Consolidated Net Income shall exclude:

(a) extraordinary, nonrecurring or unusual gains, losses, income, expenses, charges, costs, accruals and reserves (including any of the foregoing related to any single or one-time event);

(b) the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such period, except that the Company’s equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income;

(c) any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that the Company’s equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Company as described in clause (b));

(d) any gains or losses on disposed, abandoned or discontinued operations;

(e) any gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of Equity Interests, in each case, other than in the ordinary course of business;

(f) (i) any gains or losses from the early extinguishment of Indebtedness in such period (including the write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection therewith), (ii) any impairment charges, write-offs or write-downs of any assets and (iii) any amortization of intangible assets;

(g) the effects of adjustments (including the effects of such adjustments pushed down to the Company and its Subsidiaries) in the Company’s consolidated financial statements pursuant to GAAP (including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Mirror Transactions, the TopCo Restructuring or any consummated acquisition or joint venture investment or the amortization or write-off or write-down of any amounts thereof;

(h) any unrealized or realized net foreign currency translation or transaction gains or losses impacting net income (including currency re-measurements of any Indebtedness);

(i) any gain or loss resulting solely from fluctuations in currency values and the related tax effects; and

(j) the cumulative effect of a change in accounting principles and changes as a result of the adoption, modification or interpretation of accounting policies during such period to the extent included in Consolidated Net Income.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the total of (i) Consolidated Funded Indebtedness as of such date minus (ii) the aggregate amount of unrestricted cash and Cash Equivalents of the Loan Parties as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 11.22.

“Credit Extension” means a Borrowing.

“Daily Simple SOFR” means, with respect to any applicable determination date, SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 7.03.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided that, with respect to a Term SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within three (3) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Parent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, (b) has notified the Parent or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Parent, to confirm in writing to the Administrative Agent and the Parent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Parent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Parent and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction (which, at the Closing Date, includes the Crimea, the Donetsk, Luhansk, Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran and North Korea).

“Designated Lender” has the meaning specified in Section 2.18.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale Leaseback) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Loan Party” has the meaning specified in the Company Credit Agreement.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any State thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or clause (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, and the countries of Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” has the meaning specified in Section 11.17.

“Electronic Record” has the meaning assigned to it by 15 USC §7006.

“Electronic Signature” has the meaning assigned to it by 15 USC §7006.

“Eligible Assets” means assets (other than current assets), including those acquired in Permitted Acquisitions and other permitted Investments, that are used or useful in the same or a related line of business as the Parent and its Subsidiaries were engaged in on the Mirror Transactions Funding Date, or any business substantially related, incidental, similar, complementary or ancillary thereto (or any reasonable extension or expansion thereof).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Laws” means any and all federal, state, provincial, territorial, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any of their respective Material Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) during any time that a Pension Plan exists, any event or condition which would reasonably be expect to result in, under Section 4042 of ERISA, the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Section 430 of the Code or Section 303 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” has the meaning specified in the Security Agreement.

“Excluded Subsidiary” means (a) any Foreign Subsidiary, (b) any Subsidiary that is not wholly-owned by the Parent or any of its Subsidiaries, (c) any Subsidiary that is prohibited or restricted by applicable Law or contractual obligation from providing a Guaranty or if the provision of a Guaranty by such Subsidiary would require consent, approval, license or authorization from any Governmental Authority (but in the case of such Guaranty being prohibited or restricted due to a contractual obligation, such contractual obligation shall have been in place on the Closing Date or at the time such Person became a Subsidiary and was not created in contemplation of or in connection with such Person becoming a Subsidiary), (d) any Subsidiary that is a not-for-profit Subsidiary, a captive insurance Subsidiary, a special purpose entity or a Subsidiary used for a Securitization Transaction, (e) any Subsidiary acquired pursuant to an Acquisition financed with Indebtedness permitted to be incurred under Section 7.03 and each Subsidiary that is a Subsidiary thereof to the extent such Indebtedness prohibits such Subsidiary from becoming a Guarantor, and such prohibition was not created in contemplation of or in connection with such Person becoming a Subsidiary; provided that each such Subsidiary shall cease to be an Excluded Subsidiary solely pursuant to this clause (e) if such Indebtedness is repaid, if such Subsidiary ceases to Guarantee such Indebtedness or such prohibition no longer exists, as applicable, (f) any Subsidiary the provision of a Guaranty by which would reasonably be expected to result in material adverse tax consequences to the Parent or any of its Subsidiaries (as determined by the Parent in good faith) (or a Subsidiary thereof), and (g) any other Subsidiary with respect to which the Parent and the Administrative Agent reasonably mutually agree that the cost or other consequences of providing a Guaranty would be excessive in view of the benefits to be obtained by the Secured Parties therefrom; provided that in no event shall the Borrower be an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Loan Party failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.08 (and any comparable provision of any Guaranty) and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or security interest becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the Laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or (ii) that are Other Connection Taxes; (b) any backup withholding Tax that is required by the Code to be withheld from amounts payable to a Lender; (c) in the case of any Lender, any United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Parent under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became party hereto or to such Lender immediately before it changed its Lending Office; (d) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e); and (e) any withholding Taxes imposed under FATCA.

“Facility Office” means the office designated by the applicable Lender through which such Lender will perform its obligations under this Agreement.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of such sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that, if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain fee letter agreement, dated as of June 5, 2026, among the Borrower, Bank of America and BofA Securities.

“Foreign Government Scheme or Arrangement” means each employee benefit or similar scheme or arrangement mandated by a government other than the United States and maintained by any Loan Party or any Subsidiary.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” has the meaning specified in Section 5.12(b).

“Foreign Plan Event” means (a) the termination in whole of a Foreign Plan by the Parent or any of its Subsidiaries (other than Excluded Subsidiaries); (b) the commencement of proceedings by the applicable pension regulator to terminate in whole a Foreign Plan; (c) the withdrawal by the Parent or any of its Subsidiaries from a “multi-employer pension plan,” as defined under any applicable Foreign Government Scheme or Arrangement; (d) an event which constitutes grounds under any applicable Foreign Government Scheme or Arrangement for the applicable pension regulator to remove the administrator of a Foreign Plan; or (e) the failure to make a legally required contribution to the Foreign Plan.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that obligations in respect of or in connection with customs duties, performance guarantees, comfort letters and similar arrangements shall not constitute Guarantees. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” means the collective reference to (a) all Obligations and (b) any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 10.01 and 10.08).

“Guarantors” means, collectively, (a) each Parent Guarantor and (b) each Subsidiary Guarantor.

“Guaranty” means, individually or collectively as the context may require, (a) the Mirror Transactions Funding Date Subsidiary Guaranty, (b) the guaranty made by the Parent Guarantors pursuant to Article X of this Agreement and (c) any other guaranty or guaranty supplement delivered by any direct or indirect Subsidiary pursuant to Section 4.02 or Section 6.13.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“I/C Finco” has the meaning specified in Section 7.02(l).

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Impacted Loans” has the meaning specified in Section 3.03(a).

“Incremental Equivalent Debt” has the meaning specified in Section 7.03(o).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money indebtedness of such Person;

(c) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(d) net obligations of such Person under any Swap Contract;

(e) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business, but including earn out obligations to the extent such earn out obligations are earned and payable);

(f) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(g) all Attributable Indebtedness of such Person;

(h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(i) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (x) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person and (y) exclude obligations in respect of or in connection with customs duties, performance guarantees, comfort letters and similar arrangements. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Intercreditor Agreement” means a Pari Passu Intercreditor Agreement and/or a Junior Lien Intercreditor Agreement.

“Interest Payment Date” means: (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that, if any Interest Period for such Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to any Term SOFR Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Interim Financial Statements” means unaudited consolidated financial statements of the Company and its Subsidiaries for the fiscal quarter ended March 31, 2026, including balance sheets and statements of income or operations, shareholders’ equity and cash flows.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit, or all or a substantial part of the business, of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (and, if such Investment is made in a currency other than Dollars, shall be the equivalent amount thereof in Dollars as reasonably determined by the Parent at the time such Investment is made on the basis of the spot rate for the purchase by the Parent of such currency with Dollars at such time), without adjustment for subsequent increases or decreases in the value of such Investment (including, with respect to any Investment made in a currency other than Dollars, as a result of changes in rates of currency exchange occurring after the time such Investment is made).

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“Junior Indebtedness” means any Indebtedness that is secured on a junior Lien basis to the Obligations or that is expressly subordinated in right of payment to the Obligations, in each case, with an outstanding aggregate principal amount in excess of the greater of (x) $20,000,000 and (y) 10% of TTM Consolidated EBITDA.

“Junior Indebtedness Prepayment” has the meaning specified in Section 7.14.

“Junior Lien Intercreditor Agreement” means any intercreditor agreement by and among the Administrative Agent and the holders of such Junior Indebtedness (or the trustee, agent or similar Person acting in any similar capacity) in respect of (x) any Indebtedness that is secured on a junior Lien basis to the Obligations and (y) the Obligations, which intercreditor agreement is reasonably acceptable to the Borrower and the Administrative Agent.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LCT Election” has the meaning specified in Section 1.11.

“LCT Test Date” has the meaning specified in Section 1.11.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement, and their respective successors and assigns. The term “Lender” shall include any Designated Lender.

“Lending Office” means, as to the Administrative Agent or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent; which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

“Leverage Increase” has the meaning set forth in Section 7.11(b).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means (a) any Permitted Acquisition or other Investment permitted hereunder, (b) any repayment, repurchase or refinancing of Indebtedness with respect to which irrevocable advance notice is required and has been delivered and (c) any Restricted Payment by the Company which has been declared by the Company.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan.

“Loan Documents” means this Agreement, each Note, each Guaranty, each Collateral Document, the Fee Letter, each Intercreditor Agreement, the Mirror Transactions Funding Date Company Joinder, the Company Debt Assumption Supplement and any other agreement, instrument or document designated by its terms as a “Loan Document”.

“Loan Parties” (a) means, collectively, the Borrower and each Guarantor and (b) solely for purposes of Article VII (and any defined term used therein) includes all Loan Parties (as defined in the Company Credit Agreement) whether or not constituting a Borrower or Guarantor hereunder.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Acquisition” means any Permitted Acquisition for which the aggregate consideration (including cash and non-cash consideration (including assumed Indebtedness and the good faith estimate by the Parent of the maximum amount of any deferred purchase price obligations (including any earn out obligations))) exceeds $100,000,000; provided that, notwithstanding the foregoing, at the Parent’s election, the Company may treat the Mirror Transactions as a Material Acquisition so long as, on or prior to the date on which the Mirror Transactions are consummated, the Parent delivers written notice to the Administrative Agent designating the Mirror Transactions as a Material Acquisition.

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Parent and its Material Subsidiaries, taken as a whole; (b) a material impairment on the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents, taken as a whole, or the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties of the Loan Documents.

“Material IP Rights” means any IP Rights owned by the Parent or any Subsidiary that are material to the operation of the business of the Parent and its Subsidiaries, taken as a whole (as determined by the Company in good faith).

“Material Subsidiary” means, as of any date of determination, any Subsidiary (a) which, as of the end of the then most recently ended fiscal quarter of the Parent, for the Measurement Period then ended, contributed (adjusted to eliminate the effect of intercompany transactions) greater than 5.0% of TTM Consolidated EBITDA for such period, (b) the total assets (excluding Investments in other Subsidiaries) of which reflected on the balance sheet of such Subsidiary as of the end of the then most recently ended fiscal quarter, were greater than 5.0% of the consolidated total assets of the Parent and its Subsidiaries as of such date, (c) which, as of the end of the then most recently ended fiscal quarter of the Parent, for the Measurement Period then ended, contributed (adjusted to eliminate the effect of intercompany transactions) greater than 5.0% of the total revenue of the Parent and its Subsidiaries on a consolidated basis for such period or (d) which holds Material IP Rights; provided that (i) any Subsidiary that was not previously a

Material Subsidiary shall not be deemed a Material Subsidiary until the date which is ninety (90) days after the date that the Loan Parties were required to deliver financial statements for the Measurement Period most recently ended prior to satisfaction of the applicable condition set forth in clause (a), (b), (c) or (d) above with respect to such Subsidiary (or such longer period as the Administrative Agent may agree in its sole discretion), and (ii) for clarity, any newly formed or acquired Material Subsidiary shall be deemed a Material Subsidiary on the date of such formation or acquisition (or as of such later date as the Administrative Agent may agree in its sole discretion); provided further that, at any time that any two or more Subsidiaries (other than Material Subsidiaries) of the Parent (1) as of the end of any fiscal quarter of the Parent, for the Measurement Period then ended, contributed (adjusted to eliminate the effect of intercompany transactions) greater than 10.0% of TTM Consolidated EBITDA for such period, (2) have total assets (excluding Investments in other Subsidiaries) reflected on the balance sheet of such Subsidiaries as of the end of any fiscal quarter greater than 10.0% of the consolidated total assets of the Parent and its Subsidiaries as of the end of such fiscal quarter or (3) as of the end of any fiscal quarter of the Parent, for the Measurement Period then ended, contributed (adjusted to eliminate the effect of intercompany transactions) greater than 10.0% of the total revenue of the Parent and its Subsidiaries on a consolidated basis for such period, then, in each case, the Parent shall have ninety (90) days after the date that the Loan Parties were required to deliver financial statements for the Measurement Period most recently ended prior to satisfaction of the applicable condition set forth in clause (1), (2) or (3) of this proviso (or such longer period as the Administrative Agent may agree in its sole discretion) to designate in writing to the Administrative Agent one or more additional Subsidiaries as “Material Subsidiaries” so that, following such written designation, none of the conditions set forth in clause (1), (2) or (3) above are thereafter satisfied. Within the time period and subject to the limitations and exclusions set forth in Section 6.13, the Parent shall cause new Material Subsidiaries to become “Guarantors” pursuant to, and in accordance with the terms of, the Loan Documents. It is understood and agreed that, with respect to any Subsidiary that is not a “Material Subsidiary” as of the Mirror Transactions Funding Date, the references to “the then most recently ended fiscal quarter of the Parent” set forth in clauses (a), (b) and (c) of this definition shall refer to the then most recently ended fiscal quarter for which the Parent was required to deliver financial statements pursuant to Section 6.01(a) or (b). Notwithstanding the foregoing, each Loan Party (other than (x) the Parent and (y) any Person that ceases to be a Loan Party) shall be deemed to be a “Material Subsidiary” at all times on and after the date such Loan Party became a Loan Party under this Agreement.

“Material Subsidiary Date” has the meaning set forth in Section 6.13.

“Maturity Date” means June 29, 2031; provided that, if such day is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 11.09.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Parent ended on or prior to such date (taken as one accounting period) in respect of which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or (b), as applicable; provided that, prior to the first date that financial statements have been or are required to have been delivered pursuant to Section 6.01(a) or (b), the Measurement Period in effect shall be the period of four consecutive fiscal quarters of the Parent ended March 31, 2026.

“Mercury” means Modine Manufacturing Company, a Wisconsin corporation.

“Mirror Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Mirror Transactions Funding Date, by and among the Administrative Agent and the Company Credit Agreement Agent, and acknowledged by the Loan Parties, substantially in the form of Exhibit H, as the same may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time.

“Mirror Merger” has the meaning specified in the definition of “Mirror Transactions”.

“Mirror Merger Agreement” means the Agreement and Plan of Merger, dated as of January 29, 2026, by and among Mercury, the Borrower, the Company and Mirror Merger Sub, as amended, supplemented or otherwise modified from time to time.

“Mirror Merger Sub” means Platinum Gold Merger Sub Inc., a Delaware corporation and a wholly-owned Subsidiary of the Company.

“Mirror Separation Agreement” means the Separation Agreement, dated as of January 29, 2026, by and among Mercury, the Company and the Borrower, as amended, supplemented or otherwise modified from time to time.

“Mirror Transaction Documents” means the Mirror Merger Agreement and the Mirror Separation Agreement.

“Mirror Transactions” means, collectively, (a) the separation of the Borrower from Mercury (including the transfer by Mercury to the Borrower of certain assets, liabilities and operations of its performance technologies business), (b) the payment by the Borrower of the SpinCo Cash Distribution (as defined in the Mirror Separation Agreement and as may be adjusted in accordance with the Mirror Transaction Documents), (c) the Distribution (as defined in the Mirror Separation Agreement), (d) the merger of Mirror Merger Sub with and into the Borrower, with the Borrower surviving and becoming a wholly-owned subsidiary of the Company and with the shares of the Borrower being automatically converted into the right to receive a specified number of shares of the common stock of the Company (the “Mirror Merger”), (e) the payment by the Company of the Gold Special Dividend (as defined in the Mirror Merger Agreement), if any, and (f) the payment of fees, costs and expenses in connection with the foregoing, in each case, pursuant to the Mirror Transaction Documents.

“Mirror Transactions Funding Date” means the date of the initial Credit Extensions hereunder, which shall be in connection with the consummation of the Mirror Transactions pursuant to the Mirror Transaction Documents and subject to the satisfaction or waiver of the conditions set forth in Section 4.02.

“Mirror Transactions Funding Date Gentherm Deliverables” means the following:

(a) counterparts of (i) the Mirror Transactions Funding Date Company Joinder, a Security Agreement Supplement and an acknowledgment of the Mirror Intercreditor Agreement, in each case properly executed by a Responsible Officer of the Company and (ii) the Mirror Transactions Funding Date Subsidiary Guaranty, a Security Agreement Supplement and an acknowledgment of the Mirror Intercreditor Agreement, in each case properly executed by a Responsible Officer of each Person that is a Domestic Loan Party party to the Company Credit Agreement as of the Mirror Transactions Funding Date (such Persons, together with the Company, the “Mirror Transactions Funding Date Gentherm Loan Parties”);

(b) (i) proper financing statements in form appropriate for filing under the UCC of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created pursuant to clause (a) above; (ii) certificates representing any Equity Interests pledged under the Security Agreement, accompanied by undated stock powers (or other transfers, stock transfer forms or the equivalent thereof) executed in blank and instruments evidencing any Indebtedness pledged under the Security Agreement indorsed in blank; and (iii) duly executed notices of grant of security interest in intellectual property in the form required by the Security Agreement; provided that, to the extent any Collateral of the Mirror Transactions Funding Date Gentherm Loan Parties cannot be provided on the Mirror Transactions Funding Date (other than the pledge and perfection of the security interests in the Equity Interests of the Company’s Domestic Subsidiaries and assets with respect to which a Lien may be perfected by the filing of a UCC financing statement) after the Mirror Transactions Funding Date Gentherm Loan Parties’ use of commercially reasonable efforts to do so, then the Mirror Transactions Funding Date Gentherm Loan Parties shall have ninety (90) days after the Mirror Transactions Funding Date (or such longer period as the Administrative Agent may agree in its sole discretion) to deliver such Collateral and/or cause the perfection of a security interest in such Collateral;

(c) (i) copies of the Organization Documents of each Mirror Transactions Funding Date Gentherm Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Mirror Transactions Funding Date; (ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Mirror Transactions Funding Date Gentherm Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and (iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Mirror Transactions Funding Date Gentherm Loan Party is duly organized or formed, and that each such Loan Party is validly existing, in good standing and qualified to engage in business in its jurisdiction or organization or formation;

(d) favorable opinions of legal counsel to the Mirror Transactions Funding Date Gentherm Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Mirror Transactions Funding Date; and

(e) a certificate signed by the chief financial officer of the Company certifying that, after giving effect to the Mirror Transactions on the Mirror Transactions Funding Date, the incurrence of the Indebtedness hereunder, all other transactions to occur on the Mirror Transactions Funding Date, and the joinder of the Company to this Agreement pursuant to the Mirror Transactions Funding Date Company Joinder, (i) (A) the representations and warranties (1) contained in Article V and (2) contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the Mirror Transactions Funding Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and (B) no Default exists and (ii) the Company and its Subsidiaries, on a consolidated basis, are Solvent.

“Mirror Transactions Funding Date Company Joinder” means that certain Company Joinder by and among the Company and the Administrative Agent, on behalf of the Secured Parties, and dated as of the Mirror Transactions Funding Date, substantially in the form of Exhibit F-2 and pursuant to which the Company shall (x) guarantee all of the Obligations pursuant to Article X by joining as a “Guarantor” under and (y) agree to comply with (i) the covenants and agreements hereunder applicable to the Parent and (ii) for the avoidance of doubt, the covenants and agreements applicable to the Company.

“Mirror Transactions Funding Date Subsidiary Guaranty” means that certain Subsidiary Guaranty made by the Subsidiary Guarantors in favor of the Administrative Agent, on behalf of the Secured Parties, and dated as of the Mirror Transactions Funding Date, substantially in the form of Exhibit F-1.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by the Parent or any Subsidiary in respect of (a) any Disposition, net of (i) selling expenses (including, without limitation, brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Parent’s good faith estimate of income taxes actually paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against (A) any liabilities under any indemnification obligations associated with such Disposition or (B) any other liabilities retained by the Parent or any of its Subsidiaries associated with the properties sold in such Disposition, (iii) the Parent’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold, (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties sold in such Disposition (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties), and (v) in the case of any such cash proceeds received (or subsequently received) by any Subsidiary that is not a wholly-owned Subsidiary, the portion of such proceeds allocable to the holders (other than the Parent and its Subsidiaries) of Equity Interests in such Subsidiary, (b) any Debt Issuance, net of (i) customary fees, commissions, costs and other expenses incurred in connection therewith and (ii) any taxes paid or payable in connection therewith, and (c) any Involuntary Disposition, net of (i) all costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Involuntary Disposition, including, without limitation, legal, accounting and other professional fees and expenses, (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness and which is secured by a Lien on the property subject to such Involuntary Disposition (so long as such Lien was permitted to encumber such property under the Loan Documents at the time of such Involuntary Disposition) and which is repaid with such cash proceeds, awards or other compensation, and (iii) in the case of any such cash proceeds, awards or other compensation received by any Subsidiary that is not a wholly-owned Subsidiary, the portion of such proceeds allocable to the holders (other than the Parent and its Subsidiaries) of Equity Interests in such Subsidiary.

“New Guarantor” has the meaning specified in Section 6.13(a).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Not Otherwise Applied” means, with reference to any proceeds of any transaction or event that is proposed to be applied to a particular use or transaction, that such amount has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Term Loans made by such Lender, substantially in the form of Exhibit C.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit I or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the “Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Indebtedness” has the meaning specified in the definition of “Permitted Refinancing”.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment or participation (other than an assignment made pursuant to Section 11.13).

“Outstanding Amount” means, with respect to any Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Term Loans occurring on such date.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent” means (a) prior to the joinder of the Company to this Agreement pursuant to the Mirror Transactions Funding Date Company Joinder, the Borrower and (b) on and after the joinder of the Company to this Agreement pursuant to the Mirror Transactions Funding Date Company Joinder, the Company.

“Parent Change Time” means the time on the Mirror Transactions Funding Date at which the Administrative Agent shall have received a counterpart of the Mirror Transactions Funding Date Company Joinder, properly executed by a Responsible Officer of the Company.

“Parent Guarantors” means (a) the Borrower and (b) on and after the joinder of the Company to this Agreement pursuant to the Mirror Transactions Funding Date Company Joinder, the Company.

“Parent Group” has the meaning specified in Section 5.24.

“Pari Passu Intercreditor Agreement” means (a) the Mirror Intercreditor Agreement and (b) any other intercreditor agreement by and among the Administrative Agent and the holders of the applicable Indebtedness (or the trustee, agent or similar Person acting in any similar capacity under the definitive documentation governing such Indebtedness) in respect of (x) any Indebtedness that is secured on a pari passu basis with the Obligations and (y) the Obligations, in substantially the form attached hereto as Exhibit L (and with such changes as the Borrower and the Administrative Agent may agree in their reasonable discretion).

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means any Investment consisting of an Acquisition by any Loan Party or any Subsidiary; provided that: (a) no Event of Default shall have occurred and be continuing or would result from such Acquisition; (b) the property acquired (or the property of the Person acquired) in such Acquisition shall comply with Section 7.07; (c) the Administrative Agent shall receive (within the time period specified therefor in Section 6.13) all items in respect of the Equity Interests or property acquired in such Acquisition required to be delivered by the terms of Section 6.13; (d) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition; (e) the Parent shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, the Loan Parties shall be in compliance with the financial covenants set forth in Section 7.11 as of the most recent fiscal quarter end for which the Parent was required to deliver financial statements pursuant to Section 6.01(a) or (b); and (f) immediately after giving effect to such Acquisition, there shall be at least $10,000,000 of availability under the Revolving Credit Facility.

“Permitted Refinancing” means, with respect to any Indebtedness of any Loan Party or any Subsidiary (the “Original Indebtedness”), any modification, refinancing, refunding, renewal or extension (a “Refinancing”) of all or any portion of such Indebtedness (the “Refinancing Indebtedness”); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the sum of (i) the outstanding principal amount of such Original Indebtedness on the date of such Refinancing, except by an amount equal to unpaid accrued interest and premiums thereon, plus reasonable fees and expenses (including upfront fees and original issue discount) incurred in connection with such Refinancing and (ii) additional amounts that would be permitted to be incurred pursuant to Section 7.03 at the time of such Refinancing (it being understood that any such additional amounts shall constitute usage of the applicable baskets set forth in Section 7.03), (b) such Refinancing Indebtedness shall have (i) a final maturity date equal to or later than the final maturity date of such Original Indebtedness and (ii) a Weighted Average Life to Maturity equal to or longer than the then-remaining Weighted Average Life to Maturity of such Original Indebtedness, (provided that this clause (b) shall not apply to bridge Indebtedness so long as: (I)(x) at the initial maturity of such bridge Indebtedness, such bridge Indebtedness shall automatically convert to (or would be required to be exchanged for) Indebtedness that complies with this clause (b), or (y) such bridge Indebtedness is incurred with the intent to convert such bridge Indebtedness to permanent financing that complies with this clause (b) and (II) the only prepayments required to be made on such bridge Indebtedness shall be such prepayments as are customary for similar bridge financings in light of then-prevailing market conditions (as determined by the Parent in consultation with the Administrative Agent), (c) the direct and contingent obligors of such Original Indebtedness shall not be expanded, as a result of or in connection with such Refinancing, (d) if such Original Indebtedness is unsecured, then such Refinancing Indebtedness shall be unsecured, (e) if such Original Indebtedness is secured on a junior Lien basis to the Obligations, such Refinancing Indebtedness shall be unsecured or secured by a junior Lien basis to the Obligations (and, if secured on a junior Lien basis to the Obligations, shall be subject to a Junior Lien Intercreditor Agreement), (f) if such Original Indebtedness is secured on a pari passu Lien basis with the Obligations, then such Refinancing Indebtedness shall be unsecured, secured by a junior Lien basis to the Obligations or secured on a pari passu Lien basis with the Obligations (and, if secured, shall be subject to a Pari Passu Intercreditor Agreement or a Junior Lien Intercreditor Agreement, as applicable), (g) if such Refinancing Indebtedness is secured, such Refinancing Indebtedness shall not be secured by any property other than (x) property that secured such Original Indebtedness and (y) additional property that is Collateral (or is added as Collateral substantially concurrently with such Permitted Refinancing) and (h) the terms and conditions applicable to such Refinancing Indebtedness, when taken as a whole (other than interest rates, fees, discounts, premiums and optional prepayment or redemption terms), shall be (i) substantially identical to, or not materially more restrictive to the Parent and its Subsidiaries than (in each case, as determined by the Parent in good faith), those applicable to such Original Indebtedness (other than covenants or other provisions that are added to the Loan Documents for the benefit of the Administrative Agent and the Lenders) or (ii) otherwise reasonably acceptable to the Administrative Agent.

“Permitted Sale Leaseback” means any Sale Leaseback with respect to the sale, transfer or Disposition of real property or other property consummated by any Loan Party or any of their respective Subsidiaries after the Closing Date; provided that any such Sale Leaseback that is not between (a) a Loan Party and another Loan Party or (b) a Subsidiary that is not a Loan Party and another Subsidiary that is not a Loan Party shall be consummated for fair value as determined at the time of consummation in good faith by such Loan Party or such Subsidiary (which such determination may take into account any retained interest or other Investment of such Loan Party or such Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Permitted Tax Distributions” means for any taxable period (or portion thereof) following the TopCo Restructuring during which the Parent is a member (or disregarded as separate from a member) of a consolidated, combined, unitary or similar income tax group for U.S. federal, state or local income tax purposes of which its direct parent entity (which it may be disregarded as separate from) is the common parent (a “Tax Group”), distributions by the Parent to such direct parent entity in an aggregate amount necessary to permit such direct parent entity to pay the portion of any U.S. federal, state and/or local income taxes (as applicable) of such Tax Group for such taxable period that is attributable to the net taxable income of the Parent and its applicable Subsidiaries; provided that, for each taxable period, the amount of such distributions made in respect of such taxable period in the aggregate will not exceed the amount the Parent and its appliable Subsidiaries would have been required to pay in respect of such net taxable income as a stand-alone Tax Group, reduced by any portion of such income Taxes directly paid by the Parent or any of its applicable Subsidiaries; provided further that, any such distributions attributable to a Subsidiary that is not a Loan Party shall be limited to the amount of cash paid by such Subsidiary to such Loan Party for such purpose and which is concurrently used, on a dollar-for-dollar basis, to fund such Permitted Tax Distributions; provided further that, for the avoidance of doubt, taxable income for any period shall include any increases thereto as a result of any tax examination, audit, or adjustment, whether for taxable periods ending prior to or after the date of this Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any Pension Plan and any employee benefit plan (other than a Multiemployer Plan) within the meaning of Section 3(3) of ERISA, maintained for employees of the Parent or any such plan to which the Parent is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” each means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement for the applicable covenant or requirement: (a)(i) with respect to any Disposition, sale or other transfer, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property disposed of shall be excluded and (ii) with respect to any Acquisition or Investment, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent such items are not otherwise included in such income statement items for the Company and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01, (b) any incurrence or repayment of Indebtedness and (c) any other Specified Transaction. For purposes of this definition, (i) if any Indebtedness so incurred bears interest at a floating rate and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the last day of the applicable period had been the applicable period for the entire period (taking into effect any applicable interest rate hedges), (ii) if such Indebtedness bears, at the option of the Company, a fixed or floating rate of interest, interest thereon shall be computed by applying, at the option of the Company, either the fixed or floating rate (determined in accordance with clause (i)) and (iii) interest on any Indebtedness under a revolving credit facility will be computed based on the average daily balance of such Indebtedness during such period; provided that Pro Forma Basis, Pro Forma Compliance and Pro Forma Effect in respect of any Specified Transaction shall be calculated in a reasonable, quantifiable and factually supportable manner. Except to the extent this Agreement requires a calculation to be made on a Pro Forma Basis (or subject to Pro Forma Compliance or after giving Pro Forma Effect thereto) to determine the permissibility of consummating the applicable Specified Transaction, at the Company’s election, any Specified Transaction having an aggregate value of less than $5,000,000 shall not be calculated on a Pro Forma Basis.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Company containing reasonably detailed calculations of the Consolidated Net Leverage Ratio and the Consolidated Interest Coverage Ratio as of the most recent fiscal quarter end for which the Company was required to deliver financial statements pursuant to Section 6.01(a) or (b) after giving Pro Forma Effect to the applicable Specified Transaction.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 11.22.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualified at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Reclassification Item” has the meaning specified in Section 1.10.

“Reference Date” has the meaning specified in the definition of “Available Amount”.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Rescindable Amount” has the meaning specified in Section 2.12(b)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, general counsel, managing director, assistant treasurer, senior referent treasurer or controller of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and appropriate authorization documentation, in each case, in form and substance satisfactory to the Administrative Agent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Company or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent thereof) or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which any Loan Party or any Subsidiary (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property with the intent to use it for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sanctions” means any sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Indemnitees and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements, but for the avoidance of doubt excluding non-recourse supply chain financing and similar arrangements offered by customers of the Parent and its Subsidiaries and the discounting of bills of exchange) pursuant to which such Person or any Subsidiary of such Person may sell, convey, or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person (or, with respect to factoring arrangements, an unaffiliated third party of such Person).

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the Mirror Transactions Funding Date, executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by each Loan Party, substantially in the form of Exhibit G.

“Security Agreement Supplement” has the meaning specified in Section 1.1 of the Security Agreement.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property and assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the property and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property and assets would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Loan Party” has the meaning set forth in Section 10.08.

“Specified Representations” means the representations and warranties, in each case solely with respect to the Term Loans and the Mirror Transactions Funding Date, in Sections 5.01(a) (solely with respect to the Loan Parties), 5.01(b)(ii) (solely with respect to the Loan Parties and power and authority), 5.02(a) (solely with respect to the Loan Parties), 5.02(b)(i), 5.04 (solely with respect to the Loan Parties), 5.14, 5.18, 5.21, 5.24 (solely with respect to use of proceeds of the Term Loans), 5.25 and 5.26 (solely with respect to use of proceeds of the Term Loans).

“Specified Transaction” means (a) any Investment, Acquisition, Disposition, sale or other transfer, in each case, whether by merger, amalgamation, consolidation or otherwise, (b) any incurrence or repayment of Indebtedness, (c) any Restricted Payment or prepayment, redemption, purchase, defeasance or other satisfaction prior to maturity of any Indebtedness and (d) any other event that by the terms of the Loan Documents requires Pro Forma Compliance with a test or covenant or requires such test or covenant to be calculated on a Pro Forma Basis.

“Subordinated Provisions” has the meaning specified in Section 8.01(m).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Subsidiary Guarantor” means each Subsidiary that is either (a) party to the Mirror Transactions Funding Date Subsidiary Guaranty or (b) who has executed and delivered a guaranty or guaranty supplement pursuant to Section 6.13.

“Supported QFC” has the meaning specified in Section 11.22.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale Leasebacks), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Group” has the meaning specified in the definition of “Permitted Tax Distributions”.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, value added taxes and any other tax of a similar nature or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility” means (a) at any time during the Availability Period in respect of the Term Facility, the sum of (i) the aggregate amount of the Commitments at such time, plus (ii) the aggregate principal amount of the Term Loans advanced pursuant to Section 2.01 of all Lenders outstanding at such time, and (b) at any time thereafter, the aggregate principal amount of the Term Loans advanced pursuant to Section 2.01 of all Lenders outstanding at such time. The aggregate principal amount of the Term Facility in effect on the Closing Date is $250,000,000.

“Term Loan” has the meaning set forth in Section 2.01.

“Term SOFR” means: (a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that, if the rate is not published prior to 11:00 a.m. on such determination date, then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and (b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one (1) month commencing that day; provided that, if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; provided that, if Term SOFR determined in accordance with either of the foregoing clause (a) or clause (b) would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, Term SOFR or any proposed Term SOFR Successor Rate, as applicable, any conforming changes to the definition of “Base Rate”, the definition of “Interest Period”, the definition of “SOFR”, the definition of “Term SOFR”, the timing and frequency of determining rates and making payments of interest, and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the timing of borrowing requests or prepayment, conversion or continuation notices, and the length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Parent is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Term SOFR Loan” means a Term Loan that bears interest at a rate based on clause (a) of the definition of “Term SOFR.”

“Term SOFR Replacement Date” has the meaning specified in Section 3.07.

“Term SOFR Scheduled Unavailability Date” has the meaning specified in Section 3.07.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Term SOFR Successor Rate” has the meaning specified in Section 3.07.

“Threshold Amount” means the greater of (a) $37,000,000 and (b) 20% of TTM Consolidated EBITDA.

“Ticking Fee” has the meaning set forth in Section 2.09(a).

“TopCo” has the meaning specified in the definition of “TopCo Restructuring”.

“TopCo Restructuring” means a restructuring in which each of the Company and the Borrower (or a Subsidiary of the Company that the Borrower merges into or consolidates with) becomes a wholly-owned Subsidiary of a newly formed U.S. public company (including any transactions or other actions prior thereto required to effect such restructuring) (such company, “TopCo”); provided that (x) the Guarantees and the security interests of the Secured Parties in the Collateral are not materially impaired (including by a material portion of the assets that constitute Collateral immediately prior to such TopCo Restructuring no longer constituting Collateral as a result of such TopCo Restructuring) and (y) the Company may convert into a U.S. limited liability company in connection with such TopCo Restructuring.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and the Outstanding Amount of the Term Loans, in each case, of such Lender at such time.

“Trade Date” has the meaning specified in an Assignment and Assumption.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“TTM Consolidated EBITDA” means, as of any date of determination, Consolidated EBITDA for the Measurement Period most recently ended on or prior to such date for which the Company has (or was required) to deliver financial statements pursuant to Section 6.01(a) or Section 6.01(b) (or, prior to the first delivery of financial statements pursuant to Section 6.01(a) or Section 6.01(b), by reference to the Interim Financial Statements).

“Type” means, with respect to a Term Loan, its character as a Base Rate Loan or a Term SOFR Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 11.22.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(III).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded, and (ii) all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2015.

(b) Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Pro Forma Calculations. Notwithstanding anything to the contrary contained herein, all calculations of the Consolidated Net Leverage Ratio (including for purposes of determining the Applicable Rate) and the Consolidated Interest Coverage Ratio shall be made on a Pro Forma Basis with respect to all Specified Transactions occurring during the applicable four quarter period to which such calculation relates, and/or subsequent to the end of such four quarter period but not later than the date of such calculation; provided that, notwithstanding the foregoing, when calculating the Consolidated Net Leverage Ratio and/or the Consolidated Interest Coverage Ratio for purposes of determining (i) compliance with Section 7.11 and/or (ii) the Applicable Rate, any Specified Transaction and any related adjustment contemplated in the definition of “Pro Forma Basis” that occurred subsequent to the end of the applicable four quarter period shall not be given Pro Forma Effect. For purposes of determining compliance with any provision of this Agreement which requires Pro Forma Compliance with any financial covenant set forth in Section 7.11, (A) in the case of any such compliance required after delivery of financial statements for the fiscal quarter ending June 30, 2026, such Pro Forma Compliance shall be determined by reference to the maximum Consolidated Net Leverage Ratio and/or minimum Consolidated Interest Coverage Ratio, as applicable, permitted for the fiscal quarter most recently then ended for which financial statements have been delivered (or were required to have been delivered) in accordance with Section 6.01(a) or (b), and (B) in the case of any such compliance required prior to the delivery referred to in clause (B) above, such Pro Forma Compliance shall be determined by reference to the Interim Financial Statements and the maximum Consolidated Net Leverage Ratio and/or minimum Consolidated Interest Coverage Ratio, as applicable, permitted for the fiscal quarter ending June 30, 2026.

(d) Cash Netting; Certain Calculations. Notwithstanding anything contained herein to the contrary, with respect to determining the permissibility of the incurrence of any Indebtedness, the proceeds thereof shall not be counted as “unrestricted cash and Cash Equivalents of the Loan Parties” for the purposes of clause (a)(ii) of the definition of “Consolidated Net Leverage Ratio”. Prior to the delivery of financial statements pursuant to Section 6.01(b) for the fiscal quarter ending June 30, 2026, any calculation or other determination to be made pursuant to this Agreement by reference to the most recent financial statements of the Company shall be calculated or determined, as applicable, by reference to Interim Financial Statements. Each Leverage Increase shall only apply (i) with respect to the calculation of the Consolidated Net Leverage Ratio for purposes of determining compliance with Section 7.11(b) as of the end of each fiscal quarter of the Company, and (ii) for purposes of determining compliance with clause (e) of the proviso to the definition of “Permitted Acquisition” in connection with the consummation of any Material Acquisition.

1.04 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Conforming Changes. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including any Term SOFR Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Term SOFR Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including any Term SOFR Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Term SOFR Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

1.06 [Reserved].

1.07 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.08 [Reserved].

1.09 [Reserved].

1.10 Certain Calculations.

(a) For purposes of (i) determining compliance at any time with any provision of a Sections 7.01, 7.02, 7.03, 7.05, 7.06 or 7.14, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment or prepayment, redemption, purchase, defeasance or other satisfaction of any Junior Indebtedness (or any portion of any of the foregoing), as the case may be (each, a “Reclassification Item”) meets the criteria of more than one of the categories of transactions or actions within such Section or items permitted pursuant to any clause within such Section (other than (x) Section 7.03(a) (in the case of Indebtedness incurred as of the Closing Date) and (y) Section 7.01(a)), the Company may, in its sole discretion, from time to time, classify or reclassify such Reclassification Item (or portion thereof) under one or more clauses of the applicable Section and will only be required to include the amount and type of such transaction, action or item (or portion thereof) in any one category and (ii) calculating any baskets, exceptions and thresholds in a given covenant that require compliance with a financial ratio or test (including any Consolidated Interest Coverage Ratio or Consolidated Net Leverage Ratio) (any such amounts, “Incurrence-Based Amounts”), any amounts incurred, or transactions entered into or consummated, in reliance on a basket, exception or threshold (including any related grower component) in such covenant that does not require compliance with a financial ratio or test in a concurrent transaction with the amount incurred, or transaction entered into or consummated, under the applicable Incurrence-Based Amount shall not be given effect in calculating the applicable Incurrence-Based Amount (but shall be calculated giving pro forma effect to all other applicable and related transactions (including the use of proceeds of all Indebtedness to be incurred and any repayments, repurchases and redemptions of Indebtedness)).

(b) If any transaction, action, judgment or amount is incurred, issued, taken or consummated in reliance on a basket measured by reference to a percentage of TTM Consolidated EBITDA, and such transaction, action, judgment or amount (including, in the case of Indebtedness, in connection with any refinancing thereof) subsequently exceeds the applicable percentage of TTM Consolidated EBITDA set forth in such basket if calculated based on the TTM Consolidated EBITDA on a later date (including the date of any such refinancing), such transaction, action, judgment or amount may remain outstanding pursuant to such basket despite the decline in TTM Consolidated EBITDA that caused such amount to be exceeded and the amount thereof outstanding shall be taken into account in determining future utilization of such basket.

1.11 Limited Condition Transactions. Notwithstanding anything to the contrary in this Agreement, solely for the purposes of (a) measuring the relevant financial ratios and basket availability with respect to the incurrence of any Indebtedness or Liens, any transaction with an Affiliate or the making of any Investment, Restricted Payment, prepayment of Indebtedness or Disposition or (b) determining compliance with representations and warranties or the occurrence of any Default or Event of Default, in each case, in connection with a Limited Condition Transaction, if the Company has made an election to treat a transaction as a Limited Condition Transaction pursuant to this Section 1.11 (each, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be, at the election of the Company, (x) the date on which the definitive agreement for such Limited Condition Transaction is entered into (or, (A) in the case of a Restricted Payment, the date that such Restricted Payment is declared (so long as such Restricted Payment is actually made within sixty days of such declaration) or (B) in the case of any repayment, repurchase or refinancing of Indebtedness, the date of delivery of irrevocable notice with respect thereto) or (y) the date on which such Limited Condition Transaction is consummated (such elected date, the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent four fiscal quarter period ending prior to the LCT Test Date, the Company could have taken such action on the relevant LCT Test Date in compliance with such financial ratio, basket, representation, warranty or requirement as to no Default or Event of Default, such financial ratio, basket, representation, warranty or requirement as to no Default or Event of Default shall be deemed to have been complied with. If the Company has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any financial ratio or basket availability on or following the relevant LCT Test Date and prior to the earlier of (x) the date on which such Limited Condition Transaction is consummated or (y) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such financial ratio or basket availability shall be calculated (and tested) on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Transaction has actually closed or the definitive agreement with respect thereto has been terminated (and, if such subsequent calculation of any financial ratio or basket availability is in connection with the making of a Restricted Payment or Junior Indebtedness Prepayment, assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated until such time as the applicable Limited Condition Transaction has actually closed or the definitive agreement with respect thereto has been terminated).

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a term loan (each such loan pursuant to this Section 2.01, a “Term Loan”) to the Borrower in Dollars on any Business Day during the Availability Period for the Term Facility, in an amount equal to such Lender’s Commitment (subject to satisfaction of the conditions set forth in Section 4.02). Such Borrowing shall consist of Term Loans made simultaneously by the Lenders in accordance with their respective Commitments. Borrowings repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

2.02 Borrowings; Conversions and Continuations of Term Loans.

(a) Each Borrowing, each conversion of Base Rate Loans to Term SOFR Loans, each conversion of Term SOFR Loans to Base Rate Loans, each continuation of Term SOFR Loans at the end of any Interest Period therefor, shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone or a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) two (2) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans, or of any conversion of Term SOFR Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $25,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $25,000 in excess thereof. Each Committed Loan Notice shall specify (A) whether the Borrower is requesting a Borrowing, a conversion of Base Rate Loans to Term SOFR Loans, a conversion of Term SOFR Loans to Base Rate Loans, or a continuation of Term SOFR Loans at the end of any Interest Period therefor, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (E) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans, as described in Section 2.02(a). In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Sections 4.01 and 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Loan. During the continuance of a Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Required Lenders and the Required Lenders may demand that any or all of the outstanding Term SOFR Loans be converted immediately to Base Rate Loans.

(d) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or any portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

(e) After giving effect to all Borrowings, all conversions of Term SOFR Loans to Base Rate Loans, all conversions of Base Rate Loans to Term SOFR Loans, and all continuations of Term SOFR Loans, there shall not be more than twelve (12) Interest Periods in effect with respect to the Loans.

2.03 [Reserved].

2.04 [Reserved].

2.05 Prepayments.

(a) Optional. The Borrower may, upon notice from the Borrower to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) two Business Days prior to any date of prepayment of Term SOFR Loans, and (2) on the date of prepayment of Base Rate Loans, (B) any prepayment of Term SOFR Loans shall be in a minimum principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof, and (C) any prepayment of Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that it is understood and agreed that any such notice of prepayment may be contingent on the consummation of a refinancing of part or all of the Obligations. Any prepayment shall be accompanied by all accrued interest on the amount prepaid, together with, in the case of any prepayment of Term SOFR Loans, any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) Mandatory. After the Mirror Transactions Funding Date:

(i) Dispositions and Involuntary Dispositions. The Borrower shall prepay (within thirty (30) days of receipt of such Net Cash Proceeds) the Loans in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds received by any Loan Party or any Subsidiary from Dispositions pursuant to Sections 7.05(g), (i), (k) or (l) and Involuntary Dispositions; provided that such Net Cash Proceeds shall not be required to be so applied (A) until the aggregate amount of Net Cash Proceeds derived from all such Dispositions or Involuntary Dispositions in any fiscal year is equal to or greater than $10,000,000 (and only amounts in excess of such amount in any fiscal year shall be required to prepay the Loans pursuant to this Section 2.05(b)(i)) and (B) if, at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of such Disposition or Involuntary Disposition), the Loan Parties and their Subsidiaries reinvest all or any portion of such Net Cash Proceeds in Eligible Assets within three hundred sixty five (365) days of the date of such Disposition or Involuntary

Disposition (or to the extent it commits within such three hundred sixty five (365) day period to make such reinvestment, within one hundred eighty (180) days after such three hundred sixty five (365) day period); provided further that, for purposes of the foregoing clause (B), if such Net Cash Proceeds shall have not been so reinvested by the end of such period(s), such Net Cash Proceeds shall be immediately applied to prepay the Loans. Any prepayment pursuant to this clause (i) shall be applied as set forth in clause (iii) below.

(ii) Debt Issuance. The Borrower shall prepay (within five Business Days of receipt of such Net Cash Proceeds) the Loans as hereinafter provided in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds of any Debt Issuance received by any Loan Party or any Subsidiary. Any prepayment pursuant to this clause (ii) shall be applied as set forth in clause (iii) below.

(iii) Repatriation. Notwithstanding anything in this Section 2.05(b) to the contrary, (A) the Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Section 2.05(b)(i) above to the extent that the relevant Net Cash Proceeds are received by any Foreign Subsidiary and repatriation to the Borrower of any such amount would be prohibited under any requirement of Law, conflict with the fiduciary duties of such Foreign Subsidiary’s directors or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Foreign Subsidiary (it being agreed that neither the Borrower nor any Subsidiary shall be required to take any action to permit such repatriation); and (B) if the Borrower determines in good faith that the repatriation (or other intercompany distribution) to the Borrower of any amounts required to mandatorily prepay the Loans pursuant to Section 2.05(b)(i) would result in the Borrower or any Subsidiary incurring material Tax liabilities (including any material withholding Tax) or material adverse Tax consequences, as reasonably determined by the Borrower, the amount the Borrower shall be required to mandatorily prepay pursuant to Section 2.05(b)(i) shall be reduced by such amount.

(iv) Application of Payments. Each prepayment of Loans pursuant to the foregoing provisions of Sections 2.05(b)(i) and (ii) shall be applied to the principal repayment installments of the Term Facility as directed by the Borrower (or, in the absence of such direction, in direct order of maturity). Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

Within the parameters of the applications set forth above, prepayments pursuant to this Section 2.05(b) shall be applied first to Base Rate Loans and then to Term SOFR Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06 Termination or Reduction of Commitments.

(a) Optional. During the Availability Period, the Borrower may, upon notice to the Administrative Agent, from time to time terminate (in whole or in part) the unused portion of the aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof. Any such notice of termination or reduction pursuant to this Section 2.06(a) may state that it is contingent on the consummation of a refinancing of part or all of the Obligations, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b) Mandatory. The aggregate Commitments shall be automatically and permanently reduced (i) to zero upon the Borrowing of Term Loans pursuant to Section 2.01, and (ii) to zero on the last day of the Availability Period.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the unused portion of the aggregate Commitments under this Section 2.06. Upon any reduction of the unused portion of the aggregate Commitments, the Commitment of each Lender shall be reduced by such Lender’s ratable portion of such reduction amount. All fees in respect of the Term Facility accrued until the effective date of any termination of the Term Facility shall be paid on the effective date of such termination.

2.07 Repayment of Loans(a) . The Borrower shall repay the outstanding principal amount of the Term Loans in installments on the last Business Day of each March, June, September and December and on the Maturity Date, in each case, in the respective amounts set forth in the table below (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05), unless accelerated sooner pursuant to Section 8.02:

Payment Dates	Principal Amortization Payment (% of Term Facility Advanced)
First full Fiscal Quarter ending after Mirror Transactions Funding Date	0.625%
Second full Fiscal Quarter ending after Mirror Transactions Funding Date	0.625%
Third full Fiscal Quarter ending after Mirror Transactions Funding Date	0.625%
Fourth full Fiscal Quarter ending after Mirror Transactions Funding Date	0.625%
Fifth full Fiscal Quarter ending after Mirror Transactions Funding Date	0.625%
Sixth full Fiscal Quarter ending after Mirror Transactions Funding Date	0.625%
Seventh full Fiscal Quarter ending after Mirror Transactions Funding Date	0.625%
Eighth full Fiscal Quarter ending after Mirror Transactions Funding Date	0.625%
Ninth full Fiscal Quarter ending after Mirror Transactions Funding Date and each Fiscal Quarter ending thereafter and prior to the Maturity Date	1.250%
Maturity Date	Outstanding Principal Balance of Term Loans

provided, however, that, (x) the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date and (y) for the avoidance of doubt, if the Maturity Date occurs prior to the occurrence of one or more of the other repayment installments listed above, the aggregate principal amount of all Term Loans outstanding on the Maturity Date nonetheless shall be due and payable in full on the Maturity Date.

2.08 Interest.

(a) Subject to the provisions of clause (b) below, (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate for Term SOFR Loans, and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

(a) Ticking Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a ticking fee (the Ticking Fee”) in Dollars equal to 0.175% times the actual daily amount by which the Commitments exceed the Outstanding Amount of Term Loans. The Ticking Fee shall accrue commencing on the thirtieth (30th) day following the Closing Date and at all times thereafter during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, until the Mirror Transactions Funding Date; provided that (1) no Ticking Fee shall accrue on the Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any Ticking Fee accrued with respect to the Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender. The Ticking Fee shall be due and payable in arrears on the earlier of (x) the last day of the Availability Period for the Term Facility and (y) the Mirror Transactions Funding Date. The Ticking Fee shall be calculated in arrears.

(b) Other Fees. The Borrower shall pay to BofA Securities and the Administrative Agent, for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Consolidated Net Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Net Leverage Ratio would have resulted in higher interest or fees for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent, for the account of the Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the applicable Debtor Relief Law, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender under Section 2.08(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Term Facility and the repayment of all Obligations under the Loan Documents.

2.11 Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 11.06(c). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the written request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note or Notes, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. All payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m., shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing and, for purposes of clarification, the Borrower shall be relieved of its obligation under this clause (i) to pay an equivalent amount to the Administrative Agent. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as a “Rescindable Amount”): (A) the Borrower has not in fact made such payment; (B) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (C) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact and (B) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that (1) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (2) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Parent or any Affiliate thereof (as to which the provisions of this Section shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14 [Reserved].

2.15 [Reserved].

2.16 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders” and Section 11.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise as may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction; provided that, if (1) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will promptly so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.17 [Reserved].

2.18 Designated Lenders. Each Lender at its option may make any Credit Extension to the Borrower by causing any domestic or foreign branch or Affiliate of such Lender (a “Designated Lender”) to make such Credit Extension (and in the case of an Affiliate, the provisions of Sections 3.01 through 3.05 and 11.04 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Credit Extension in accordance with the terms of this Agreement.

2.19 [Reserved].

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to clause (e) below.

(ii) If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to clause (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If the Borrower or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to clause (e) below, (B) the Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of clause (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications.

(i) Without limiting the provisions of clause (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this clause (c). A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of clauses (a) or (b) above, each Lender shall, and does hereby, indemnify and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) and (y) the Administrative Agent and the Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register, and (z) the Administrative Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Term Facility and the repayment, satisfaction or discharge of all Obligations under the Loan Documents.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed copies of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit N-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code or a “controlled foreign corporation” related to the Borrower described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-2 or Exhibit N-3, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02 Illegality.

(a) If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund any Credit Extension whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (A) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay in full such Term SOFR Loans then outstanding (which prepayment shall be made with respect to Term SOFR Loans, on the last day of the relevant Interest Periods of such Loans, if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans to such day) or, if applicable and such Loans are Term SOFR Loans, convert such Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans, and (B) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

(b) If, in any applicable jurisdiction, the Administrative Agent or any Lender (including any Designated Lender) determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent or such Lender to (i) perform any of its obligations hereunder or under any other Loan Document or (ii) fund or maintain its participation in any Loan, such Person shall promptly notify the Administrative Agent, and, upon the Administrative Agent notifying the Borrower, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest with respect to any such Credit Extension shall be suspended, and to the extent required by applicable Law, cancelled. Upon receipt of such notice, the Loan Parties shall (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Borrower or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable Law) and (B) take all other reasonable actions requested by such Person to mitigate or avoid such illegality.

3.03 Inability to Determine Rates.

(a) If in connection with any request for a Term SOFR Loan, or a request for a conversion of Base Rate Loans to Term SOFR Loans, or a request for a continuation of Term SOFR Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Term SOFR Successor Rate has been determined in accordance with Section 3.07 and the circumstances under Section 3.07(a) or the Term SOFR Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any determination date(s) or requested Interest Periods, as applicable, with respect to a proposed Term SOFR Loan, or in connection with an existing or proposed Base Rate Loan (in each case with respect to this clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason Term SOFR for any determination date(s) or requested Interest Period, as applicable, does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans shall be suspended (to the extent of the affected Term SOFR Loans, Interest Periods or determination date(s), as applicable), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (a)(ii) above, until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (1) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of the applicable Loans (to the extent of the affected Term SOFR Loans, Interest Periods or determination date(s), as applicable) or, failing that, with respect to any request for a Borrowing of, conversion to, or continuation of Term SOFR Loans, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans and (2) any outstanding affected Term SOFR Loans shall be converted to Base Rate Loans at the end of their respective applicable Interest Periods.

(b) Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this Section, the Administrative Agent, in consultation with the Borrower and the Required Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) of this Section, (ii) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to the Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender; or

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or the for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and/or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) [Reserved].

(d) Certificates for Reimbursement. A certificate of a Lender prepared in good faith setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clauses (a), (b) or (c) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(e) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07 Successor Rates. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that: (a) adequate and reasonable means do not exist for ascertaining one month, three month, and six month interest periods of Term SOFR, including because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or (b) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month, and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans, or shall or will otherwise cease; provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which one month, three month, and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Term SOFR Scheduled Unavailability Date”); then, on a date and time determined by the Administrative Agent (any such date, a “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant Interest Payment Date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Term SOFR Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any other Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (any such successor rate established pursuant to this Section 3.07, a “Term SOFR Successor Rate”). If the Term SOFR Successor Rate is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (A) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (B) if the events or circumstances of the type described in clause (i) above or clause (ii) above have occurred with respect to the Term SOFR Successor Rate then in effect, then, in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then-current Term SOFR Successor Rate in accordance with this Section 3.07 at the end of any Interest Period, relevant Interest Payment Date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then-existing convention for similar credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then-existing convention for similar credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a “Term SOFR Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Term SOFR Successor Rate. Any Term SOFR Successor Rate shall be applied in a manner consistent with market practice; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, such Term SOFR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent. Notwithstanding anything else herein, if at any time any Term SOFR Successor Rate as so determined would otherwise be less than zero, such Term SOFR Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Term SOFR Successor Rate, the Administrative Agent will have the right to make Term SOFR Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Term SOFR Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Term SOFR Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of this Section 3.07, those Lenders that either have not made, or do not have an obligation under this Agreement to make, Term SOFR Loans (or Loans accruing interest by reference to a Term SOFR Successor Rate, as applicable) shall be excluded from any determination of Required Lenders.

3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Term Facility, repayment of all Obligations under the Loan Documents, and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Closing Date. This Agreement shall become effective upon satisfaction of the following conditions precedent:

(a) Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and any requested Notes, each properly executed by a Responsible Officer of the Borrower and by each Lender party thereto.

(b) Opinion of Counsel. Receipt by the Administrative Agent of a favorable opinion of legal counsel to the Borrower, addressed to the Administrative Agent and each Lender, dated as of the Closing Date.

(c) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of: (i) copies of the Organization Documents of the Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date; (ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party; and (iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in its jurisdiction or organization or formation.

(d) Fees. Receipt by the Administrative Agent of any fees required to be paid to the Administrative Agent, BofA Securities or any Lender on or before the Closing Date pursuant to the Loan Documents.

(e) Attorney Costs. Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent owing under any Loan Document to the extent invoiced at least three Business Days prior to or on the Closing Date.

(f) KYC Information; Beneficial Ownership. The Borrower shall have provided to the Administrative Agent and each Lender the documentation and information requested by the Administrative Agent or such Lender in order to comply with applicable law, including the Act. If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Administrative Agent and each Lender shall have received, to the extent requested by the Administrative Agent or such Lender, a Beneficial Ownership Certification in relation to the Borrower.

Without limiting the generality of the provisions of the sentence of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to Funding. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Loan Documents. Receipt by the Administrative Agent of executed counterparts of the Security Agreement and the Mirror Intercreditor Agreement, each properly executed by a Responsible Officer of the Borrower and by each Lender party thereto.

(b) Mirror Transactions. The Mirror Transactions shall have been consummated, or will be consummated substantially concurrently with the initial Credit Extensions, in accordance with the Mirror Transaction Documents and no amendments, modifications, consents or waivers to or of either Mirror Transaction Document (it being understood and agreed that any purchase price, dividend, cash payment or exchange ratio adjustments and any automatic extension of the Outside Date (as defined in the Mirror Merger Agreement) thereunder, in each case expressly contemplated by the Mirror Separation Agreement or the Mirror Merger Agreement, each as in effect on the Closing Date, shall not be considered an amendment, modification, consent or waiver) that are materially adverse to the Lenders shall have been made without the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned)); provided that changes in the amount of the SpinCo Cash Distribution (as defined in the Mirror Separation Agreement) pursuant to the Mirror Merger Agreement in effect on the Closing Date shall not be deemed to be materially adverse to the interests of the Lenders and shall not require the consent of the Administrative Agent if, in the case of a reduction of the SpinCo Cash Distribution, the Commitments are reduced on a dollar-for-dollar basis.

(c) Specified Mirror Merger Agreement Representations. The representations made by the Borrower and its Subsidiaries and Affiliates with respect to their business in the Mirror Merger Agreement that are material to the interests of the Lenders shall be true and correct solely to the extent that the Company or any of its Subsidiaries or Affiliates has the right to terminate its or their respective obligations under the Mirror Merger Agreement or otherwise decline to close the Mirror Transactions as a result of a breach of any such representations or any such representations not being accurate to the extent such accuracy is required (in each case, determined without regard to any notice requirement).

(d) Specified Representations. The Specified Representations shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) on the Mirror Transactions Funding Date (unless such representations relate to an earlier date, in which case, such representations shall have been true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) as of such earlier date).

(e) Existing Indebtedness. The Borrower, its Subsidiaries and the assets and business transferred from Mercury to the Borrower pursuant to the Mirror Separation Agreement shall have been released, or will be released substantially concurrently with the funding of the Loans, from all Liens and other guarantee and collateral obligations under the Mercury Credit Agreement (as defined in the Mirror Merger Agreement).

(f) Mirror Closing Date. The closing date of the Mirror Transactions shall have occurred on or prior to the date that is five (5) Business Days after the Outside Date (as defined in the Mirror Merger Agreement as in effect on the Closing Date, and giving effect to any extensions permitted thereunder).

(g) Committed Loan Notice. The Administrative Agent shall have received a Committed Loan Notice with respect to the initial Credit Extensions in accordance with the requirements hereof.

(h) Officer’s Certificate. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying that (i) the conditions specified in Sections 4.02(b) and (d) have been satisfied and (ii) the Borrower and its Subsidiaries (after giving effect to the transactions to occur on the Mirror Transactions Funding Date and the incurrence of Indebtedness related thereto) on a consolidated basis, are Solvent.

(i) Perfection and Priority of Liens. Receipt by the Administrative Agent of the following: (i) proper financing statements in form appropriate for filing under the UCC of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement; (ii) lien searches with respect to the Borrower completed by legal counsel to the Administrative Agent; (iii) certificates representing any Equity Interests pledged under the Security Agreement accompanied by undated stock powers (or other transfers, stock transfer forms or the equivalent thereof) executed in blank and instruments evidencing any Indebtedness pledged under the Security Agreement indorsed in blank; (iv) searches of ownership of, and Liens on, intellectual property of the Borrower in the appropriate United States governmental offices completed by legal counsel to the Administrative Agent; and (v) duly executed notices of grant of security interest in intellectual property of the Borrower in the form required by the Security Agreement.

(j) Fees. Receipt by the Administrative Agent of any fees required to be paid to the Administrative Agent, BofA Securities or any Lender on or before the Mirror Transactions Funding Date pursuant to the Loan Documents.

(k) Attorney Costs. Unless waived by the Administrative Agent, the Company shall have paid all fees, charges and disbursements of counsel to the Administrative Agent owing under any Loan Document to the extent invoiced at least three Business Days prior to or on the Mirror Transactions Funding Date.

(l) KYC Information. The Borrower shall have provided to the Administrative Agent and each Lender the documentation and information requested by the Administrative Agent or such Lender in order to comply with applicable law, including the Act.

Without limiting the generality of the provisions of the sentence of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Mirror Transactions Funding Date specifying its objection thereto.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Parent represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party and each of its Material Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the transactions contemplated thereby, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not and will not: (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (A) any Contractual Obligation evidencing Indebtedness of such Person or any of its Material Subsidiaries in excess of the Threshold Amount or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law; except with respect to any conflict, breach, contravention of, payment or violation (but not creation of Lien) referred to in clauses (b)(ii) or (b)(iii) above to the extent that such conflicts, breaches, contraventions, payments and violations could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the transactions contemplated hereby or thereby, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii) above, to the absence of footnotes and to normal yearend audit adjustments.

(c) Since December 31, 2025, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The consolidated forecasted balance sheet and statements of income and cash flows of the Company and its Subsidiaries delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were deemed to be reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Company’s good faith estimate of its future financial condition and performance.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Parent, threatened in writing, at law, in equity or before any Governmental Authority, by or against the Parent or any of its Material Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither any Loan Party nor any Material Subsidiary thereof is in default under or with respect to, or party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each Loan Party and each of its Material Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Loan Party and its Material Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance. The Loan Parties and their respective Material Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Loan Parties have reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The properties of each Loan Party and each of its Material Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where any Loan Party or the applicable Material Subsidiary operates.

5.11 Taxes. Each Loan Party and each of its Material Subsidiaries have filed all federal, state, provincial, territorial income and other material tax returns and reports required to be filed, and have paid all federal, state, provincial, territorial income and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any of its Material Subsidiaries that would, if made, have a Material Adverse Effect. No Loan Party or Material Subsidiary thereof is party to any tax sharing agreement outside the ordinary course of business.

5.12 ERISA Compliance.

(a) Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws applicable to such Plan; (ii) the Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver pursuant to Section 412 of the Code has been made with respect to any Plan; (iii) there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan; (iv) no ERISA Event has occurred, and the Borrower is not aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (v) there are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect; (vi) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; and (vii) the Borrower and each ERISA Affiliate have met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan.

(b) With respect to each employee benefit plan maintained or contributed to by any Loan Party or any Material Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”), except as could not reasonably be expected to have a Material Adverse Effect, (i) no Foreign Plan Event has occurred; and (ii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(c) Except as could not reasonably be expected to have a Material Adverse Effect, none of the Parent, any Material Subsidiary nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability or contingent liability under, any terminated Pension Plan.

(d) As of the Closing Date, the underlying assets of the Borrower do not constitute “plan assets” (within the meaning of 29 CFR 2510.3-101, as modified by Section 3(42) of ERISA).

5.13 Subsidiaries; Equity Interests. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed as a Subsidiary in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents. The Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable. Set forth on Part (c) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number.

5.14 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. No proceeds of any Loans will be used to purchase or carry margin stock or for any other purpose, in each case, which violates, or which would be inconsistent with, the provisions of Regulation T, U or X issued by the FRB.

(b) None of the Loan Parties is an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. The Loan Parties have disclosed to the Administrative Agent and the Lenders all corporate or other restrictions to which it or any of its Material Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Parent represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. As of the Closing Date, the information included in any Beneficial Ownership Certification delivered on or prior to the Closing Date, if applicable, is true and correct in all respects.

5.16 Compliance with Laws. Each Loan Party and each Material Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. Each Loan Party and their respective Material Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, except where the failure to have such rights, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The operation of the business of the Loan Parties and the Material Subsidiaries, taken as a whole, does not infringe, misappropriate, dilute or otherwise violate any IP Rights of any other Person in any manner that could reasonably be expected to have a Material Adverse Effect. No claim or litigation alleging that any Loan Party or any of its Material Subsidiaries infringes, misappropriates, dilutes or otherwise violates any IP Rights of any other Person is pending or, to the knowledge of the Parent, threatened in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Solvency. The Parent and its Subsidiaries, on a consolidated basis, are Solvent.

5.19 Labor Matters. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Parent nor any Material Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

5.20 [Reserved].

5.21 Collateral Documents. On the Mirror Transactions Funding Date, (a) the provisions of the Collateral Documents are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein and (b) except for filings contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

5.22 [Reserved].

5.23 [Reserved].

5.24 Government Sanctions. The Parent represents that neither the Parent nor any of its Subsidiaries (collectively, the “Parent Group”), their respective directors, officers or, to the knowledge of the Parent, any employee, Affiliate or agent of the Parent Group is an individual or entity that is, or is owned or controlled by one or more individuals or entities that is, (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority, or (c) located, organized or resident in a Designated Jurisdiction. The Parent and its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

5.25 PATRIOT Act. To the extent applicable, the Parent and each Subsidiary is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Act.

5.26 Anti-Corruption Laws. The Loan Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.27 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

ARTICLE VI.

AFFIRMATIVE COVENANTS

At all times on and after the Parent Change Time, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than any contingent claims for indemnification or expense reimbursement not yet asserted), the Parent shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each other Loan Party and each Material Subsidiary (or, in the case of the covenant set forth in Section 6.16, each Subsidiary) that is not a Loan Party to:

6.01 Financial Statements. Deliver to the Administrative Agent (for further distribution to each Lender):

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Company’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Company’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Company as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Company to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Company and its Subsidiaries; and

(c) as soon as available, but in any event not later than March 15 of each fiscal year of the Company, an annual business plan and budget of the Company and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Company of consolidated balance sheets and statements of income or operations and cash flows of the Company and its Subsidiaries on a quarterly basis for the then-current fiscal year (including the fiscal year in which the Maturity Date occurs).

6.02 Certificates; Other Information. Deliver to the Administrative Agent (for further distribution to each Lender):

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Company;

(b) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Material Subsidiary thereof, copies of each material notice or other material correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or inquiry by such agency regarding financial or other operational results of any Loan Party or any Material Subsidiary thereof;

(c) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect; and

(d) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Material Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (x) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 11.02; or (y) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents to the extent not readily available on any such Intranet or website. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its Affiliates or the respective securities of any of the foregoing for purposes of United States federal and state securities laws (provided that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03 Notices. Promptly notify the Administrative Agent (for further notification to each Lender):

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event or Foreign Plan Event that, either individually or together with any other ERISA Events or Foreign Plan Events, could reasonably be expected to have a Material Adverse Effect; and

(d) of any material change in accounting policies or financial reporting practices by the Company.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by it and (b) all lawful claims which, if unpaid, would by law become a Lien upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves are being maintained by it.

6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05.

(b) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Preserve or renew all of its IP Rights, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

(b) Make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance (or 10 days’ prior notice in the case of termination or cancellation due to non-payment).

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving its assets and business.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company and at the Company’s expense; provided that, excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent shall not exercise such rights more often than one time during any calendar year.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions (a) to pay fees and expenses incurred in connection with the transactions contemplated hereby, (b) to consummate in part the Mirror Transactions (other than the Gold Special Dividend (as defined in the Mirror Merger Agreement)), (c) to fund any Cash Transfer (as defined in the Mirror Separation Agreement) payable by the Borrower to Mercury and (d) for other general corporate purposes of the Parent and its Subsidiaries not in contravention of any Law or of any Loan Document; provided that proceeds of the Credit Extensions may be used to fund the Gold Special Dividend only (i) to the extent of proceeds of the Credit Extensions remaining after the application thereof to the SpinCo Cash Distribution and any Cash Transfer (in each case as defined in the Mirror Separation Agreement) and (ii) from and after the consummation of the Mirror Merger.

6.12 [Reserved].

6.13 Covenant to Guarantee Obligations and Give Security. Upon (x) the formation or acquisition of any new direct or indirect Material Subsidiary (other than an Excluded Subsidiary), (y) any Subsidiary (other than an Excluded Subsidiary) becoming a Material Subsidiary (the date such Subsidiary is determined to be, or designated as, a Material Subsidiary in accordance with the definition thereof being the “Material Subsidiary Date”) or (z) any Domestic Subsidiary providing a Guarantee of the Company Indebtedness or becoming a borrower under the Company Credit Agreement (such Domestic Subsidiary, a “Company Debt Guarantor”), then the Company shall, in each case, at the Company’s expense:

(a) (i) in the case of Persons described in clauses (x) or (y) in the preamble to this Section 6.13, within 45 days (or such later date as shall be agreed by the Administrative Agent in its sole discretion) after such formation, acquisition or Material Subsidiary Date, as applicable and (ii) in the case of a Company Debt Guarantor, no later than the date such Person provides a Guarantee of the Company Indebtedness or the date such Person becomes a borrower under the Company Credit Agreement, as the case may be (or such later date as shall be agreed by the Administrative Agent in its sole discretion), cause such Person (such Material Subsidiary or Company Debt Guarantor being a “New Guarantor”) to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the Obligations;

(b) with respect to (i) each New Guarantor described in Section 6.13(a)(i), within 45 days (or such later date as shall be agreed by the Administrative Agent in its sole discretion) after such formation, acquisition or Material Subsidiary Date, as applicable and (ii) each New Guarantor described in Section 6.13(a)(ii), no later than the date such Person provides a Guarantee of the Company Indebtedness or the date such Person becomes a borrower under the Company Credit Agreement, as the case may be (or such later date as shall be agreed by the Administrative Agent in its sole discretion), cause such New Guarantor to duly execute and deliver to the Administrative Agent Security Agreement Supplements and other security agreements, pledge agreements and Account Control Agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all Equity Interests to be pledged and other instruments of the type specified in Section 4.02), securing payment of all Obligations and constituting perfected Liens (subject to Liens permitted by Section 7.01) on all of such New Guarantor’s property and assets (other than Excluded Assets); and

(c) with respect to (i) each New Guarantor described in Section 6.13(a)(i), within 45 days (or such later date as shall be agreed by the Administrative Agent in its sole discretion) after such formation, acquisition or Material Subsidiary Date, as applicable and (ii) each New Guarantor described in Section 6.13(a)(ii), no later than the date such Person provides a Guarantee of the Company Indebtedness or the date such Person becomes a borrower under the Company Credit Agreement, as the case may be (or such later date as shall be agreed by the Administrative Agent in its sole discretion), deliver to the Administrative Agent, upon the reasonable request (in advance of the date thereof in respect of Persons described in clause (c)(ii) hereof) of the Administrative Agent, a signed copy of a favorable opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (a) and (b) above, and as to such other matters as the Administrative Agent may reasonably request.

Notwithstanding anything to the contrary in any Loan Document, (i) no more than 66% of the voting Equity Interests of any first-tier Foreign Subsidiary, any CFC, any CFC Holdco or any Disregarded Entity Borrower (as defined in the Company Credit Agreement as in effect on the date hereof) shall be pledged as security for the Obligations, (ii) [reserved], (iii) the Collateral shall not include (and no actions under clauses (b) and (c) above shall be required or taken with respect thereto) (A) any Excluded Assets or (B) any fee-owned real property of any Loan Party, (iv) no Loan Party shall be required to execute and deliver any guaranty documentation governed under the laws of any jurisdiction other than the United States (or any State thereof), and (v) no action in any jurisdiction other than the United States shall be required in order to create or perfect any security interest in any assets of the Loan Parties (it being understood and agreed that no security agreements and no pledge agreements shall be governed under the laws of any jurisdiction other than the United States (or any State thereof)).

6.14 Compliance with Environmental Laws. Comply, and take commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties, except where the failure to do so could not, individually or in the aggregate, reasonable be expected to have a Material Adverse Effect; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action reasonably necessary to remove and clean up all Hazardous Materials from any of its properties, to the extent required by and in accordance with the requirements of all Environmental Laws; provided that it shall not be required to undertake any such cleanup, removal, remedial or other action to the extent that (x) its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP or (y) such cleanup, removal, remedial or other action is not required by the applicable Governmental Authority after disclosure of the underlying matter to such Governmental Authority and the failure to undertake such cleanup, removal, remedial or other action could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.15 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and reregister any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Material Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Material Subsidiaries is or is to be a party, and cause each of its Material Subsidiaries to do so.

6.16 Anti-Corruption Laws; Sanctions. Conduct its business in compliance with (a) the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws, and (b) all applicable Sanctions and maintain policies and procedures designed to promote and achieve compliance with such Sanctions.

ARTICLE VII.

NEGATIVE COVENANTS

At all times on and after the Parent Change Time (or, in the case of Section 7.17, at all times on and after the Closing Date), so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than any contingent claims for indemnification or expense reimbursement not yet asserted), the Parent shall not, nor shall it permit any other Loan Party or any Material Subsidiary (or, in the case of the covenants set forth in Sections 7.15 and 7.16, any Subsidiary) that is not a Loan Party to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens securing the Obligations pursuant to any Loan Document;

(b) Liens existing on the Closing Date and, to the extent any such Lien secures obligations on the Closing Date in excess of $250,000, listed on Schedule 7.01 and any renewals or extensions thereof; provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for Taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) (i) with respect to Subsidiaries incorporated or established in the Federal Republic of Germany, customary retention of title arrangements (including any extended retention of title arrangements (verlängerter Eigentumsvorbehalt)) arising in the ordinary course of business and pledges in favor of account banks pursuant to their general terms and conditions (Allgemeine Geschäftsbedingungen) with respect to bank accounts and (ii) Liens in connection with Cash Pooling Arrangements;

(f) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(g) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(j) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(k) Liens on assets of Excluded Subsidiaries securing Indebtedness of Excluded Subsidiaries permitted by Section 7.03(g);

(l) Liens on the assets or Equity Interests of any Subsidiary of the Company organized in China securing Indebtedness permitted by Section 7.03(j);

(m) Liens on the assets or Equity Interests of any Foreign Subsidiary that is not a Loan Party securing Indebtedness permitted by Section 7.03(k);

(n) Liens on the real property owned by Gentherm Properties II, LLC securing the Indebtedness permitted by Section 7.03(i);

(o) Liens granted in connection with any Securitization Transaction; provided that (i) such Liens extend only to the assets subject to such Securitization Transaction and equity interests of any special purpose subsidiary organized in connection therewith, and (ii) such Securitization Transaction is permitted by Section 7.03(l);

(p) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods;

(q) Liens securing Company Indebtedness permitted to be incurred pursuant to Section 7.03(n), to the extent such Liens are at all times subject to a Pari Passu Intercreditor Agreement;

(r) Liens on assets that are the subject of any Permitted Sale Leaseback permitted by Section 7.05;

(s) Liens securing Incremental Equivalent Debt, to the extent subject to an Intercreditor Agreement;

(t) other Liens securing Indebtedness and other obligations of the Company and its Material Subsidiaries in an aggregate principal amount not to exceed an amount at any one time outstanding equal to the greater of (i) $47,000,000 and (ii) 25% of TTM Consolidated EBITDA; and

(u) Liens securing Indebtedness permitted under Section 7.03(q); provided that such Liens (i) do not at any time encumber any property other than assets and Persons acquired in the applicable Permitted Acquisition or permitted Investment, (ii) were not created in contemplation of the applicable Permitted Acquisition or permitted Investment and (iii) secure only those obligations and unused commitments that it secured on the date of such acquisition or the date such Person becomes a Subsidiary.

7.02 Investments. Make any Investments, except:

(a) Investments held or made by the Company or such Material Subsidiary in the form of cash and Cash Equivalents;

(b) advances to officers, directors and employees of the Company and its Material Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) (i) Investments in any Person that is a Loan Party prior to giving effect to such Investment (including any new Subsidiary that becomes a Loan Party simultaneously with such Investment) and (ii) Investments by any Subsidiary of the Company that is not a Loan Party in any Subsidiary of the Company that is not a Loan Party;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees either (i) permitted by Section 7.03 (other than by reference to this Section 7.02 (or any sub-clause hereof)) or (ii) of Indebtedness of any Subsidiary which Indebtedness would be permitted by Section 7.03(e) if incurred directly by the Borrowers or any Material Subsidiary of the Borrowers;

(f) (i) Permitted Acquisitions and (ii) the Mirror Transactions (including all Investments of the Borrower and its Subsidiaries existing as of the Mirror Transactions Funding Date);

(g) (i) Investments consisting of the ownership of Equity Interests in Subsidiaries as of the Closing Date and (ii) other Investments existing as of the Closing Date and, in the case of this clause (ii) and to the extent any such Investment is in excess of $250,000, set forth in Schedule 7.02;

(h) Investments made after the Closing Date in Subsidiaries of the Company that are organized in China; provided that the aggregate outstanding amount of such Investments made after the Closing Date shall not exceed, at any one time outstanding, the greater of (i) $56,000,000 and (ii) 30% of TTM Consolidated EBITDA;

(i) Investments made after the Closing Date in Subsidiaries that are not Loan Parties; provided that the aggregate outstanding amount of such Investments made after the Closing Date shall not exceed, at any one time outstanding, the greater of (i) $150,000,000 and (ii) 81% of TTM Consolidated EBITDA;

(j) other Investments made after the Closing Date not exceeding an amount at any one time outstanding equal to the greater of (i) $100,000,000 and (ii) 54% of TTM Consolidated EBITDA; provided that no such Investments shall be made in Subsidiaries of the Company that are not Loan Parties;

(k) Investments made in a special purpose subsidiary or affiliate of the Company in connection with Securitization Transactions permitted by Section 7.03(l);

(l) Investments made by the Company, any Loan Party or any Material Subsidiary (i) after the Closing Date in a wholly-owned Subsidiary (any such Subsidiary, an “I/C Finco”) sufficient to permit each I/C Finco to adequately perform the function of a regional internal treasury centre of the Company (provided that the aggregate amount of such Investments during the term of this Agreement shall not exceed $100,000,000) and (ii) pursuant to Cash Pooling Arrangements;

(m) other Investments made after the Closing Date not to exceed the Available Amount at such time; provided that no Event of Default has occurred and is continuing or would result therefrom; and

(n) additional Investments; provided that, upon giving effect to any such Investment on a Pro Forma Basis, the Consolidated Net Leverage Ratio is less than or equal to 3.00 to 1.0.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) (i) Indebtedness outstanding on the Closing Date and, to the extent any such Indebtedness is in excess of $250,000, listed on Schedule 7.03 and (ii) any Permitted Refinancing thereof;

(c) Guarantees provided by the Company or any other Loan Party of Indebtedness otherwise permitted hereunder of the Company or any other Subsidiary; provided that Guarantees by any Loan Party of any Indebtedness of any Subsidiary that is not a Loan Party shall be permitted by Section 7.02 (other than, for the avoidance of doubt, Section 7.02(e)(i));

(d) obligations (contingent or otherwise) of the Company or any Material Subsidiary existing or arising under or in connection with (i) any Swap Contract; provided that (x) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (y) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party or (ii) any Treasury Management Agreement;

(e) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(j); provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed an amount equal to the greater of (i) $56,000,000 and (ii) 30% of TTM Consolidated EBITDA;

(f) intercompany Indebtedness among the Loan Parties and their respective Subsidiaries to the extent permitted under Section 7.02(c) or (l); provided that any such Indebtedness (other than pursuant to Cash Pooling Arrangements) owing by a Loan Party to a non-Loan Party shall be subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent;

(g) Indebtedness of the Company and its Material Subsidiaries in an aggregate principal amount not to exceed an amount at any one time outstanding equal to the greater of (i) $65,000,000 and (ii) 35% of TTM Consolidated EBITDA;

(h) to the extent constituting Indebtedness, Indebtedness incurred in connection with non-recourse supply chain financing and similar arrangements offered by customers of the Company and its Subsidiaries;

(i) Indebtedness of Gentherm Properties II, LLC secured only by that certain fee owned real property of Gentherm Properties II, LLC located at 38455 Hills Tech Drive, Farmington Hills, Michigan, in an aggregate amount not to exceed $5,000,000 at any one time outstanding;

(j) (i) Indebtedness of Subsidiaries of the Company that are organized in China in an aggregate principal amount not to exceed, at any time outstanding, the greater of (x) $56,000,000 and (y) 30% of TTM Consolidated EBITDA and (ii) any Permitted Refinancing thereof;

(k) (i) Indebtedness of Subsidiaries that are not Loan Parties (provided that the aggregate outstanding principal amount of such Indebtedness, together with the aggregate outstanding principal amount of Indebtedness owing by Subsidiaries that are not Loan Parties to Loan Parties incurred pursuant to Section 7.03(r), shall not exceed the greater of (x) $150,000,000 and (y) 81% of TTM Consolidated EBITDA) and (ii) any Permitted Refinancing thereof;

(l) Indebtedness arising in connection with Securitization Transactions in an aggregate principal amount not to exceed $100,000,000 at any time outstanding; provided that no Default shall exist at the time such Indebtedness is incurred, or would result from the incurrence thereof;

(m) (i) additional unsecured Indebtedness of the Company; provided that (u) no Event of Default has occurred and is continuing, or would result immediately after giving effect to the incurrence thereof, (v) after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 7.11 as of the most recently ended fiscal quarter of the Company for which financial statements were required to be delivered pursuant to Section 6.01(a) or Section 6.01(b) (or, prior to the first delivery of financial statements pursuant to Section 6.01(a) or Section 6.01(b) by reference to the Interim Financial Statements), (w) such Indebtedness shall not mature earlier than the Maturity Date, (x) such Indebtedness shall not provide for any amortization, mandatory prepayment, redemption, repurchase or sinking fund payments prior to the Maturity Date, (y) such Indebtedness shall not be guaranteed by any Person that is not a Loan Party and (z) such Indebtedness shall only contain covenants, events of default and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions and, when taken as a whole (other than interest rates, fees, discounts, premiums and optional prepayment or redemption terms), are (A) substantially identical to, or are not materially more restrictive to the Company and its Subsidiaries than, those set forth in the Loan Documents (as determined by the Company in good faith) (other than (1) covenants or other provisions applicable solely to periods after the Maturity Date, and (2) covenants or other provisions that are added to the Loan Documents for the benefit of the Administrative Agent and the Lenders) or (B) otherwise reasonably acceptable to the Administrative Agent and (ii) any Permitted Refinancing thereof;

(n) (i) Company Indebtedness in an aggregate principal amount not to exceed at any time outstanding the sum of $550,000,000 plus all amounts incurred pursuant to Section 2.02(f) of the Company Credit Agreement and (ii) any Permitted Refinancing thereof;

(o) (i) additional Indebtedness of any Loan Party that is unsecured or secured on a pari passu basis with, or a junior Lien basis to, the Obligations, including in the form of notes (including convertible notes) in a public offering or in a Rule 144A or other private placement, term loans and/or 364-day bridge loans, in an aggregate principal amount not to exceed at any time outstanding the Incremental Cap (as defined in the Company Credit Agreement (as in effect on the Closing Date)); provided that (A) subject to Section 1.11, no Event of Default shall exist and be continuing at the time of, or result from, such Incremental Equivalent Debt, (B) such Indebtedness shall (w) have a maturity date that is no earlier than the Maturity Date (provided that this clause (w) shall not apply to bridge Indebtedness so long as: (1)(x) at the initial maturity of such bridge Indebtedness, such bridge Indebtedness shall automatically convert to (or would be required to be exchanged for) Indebtedness that complies with this clause (w) or (y) such bridge Indebtedness is incurred with the intent to convert such bridge Indebtedness to permanent financing that complies with this clause (w) and (2) the only prepayments required to be made on such bridge Indebtedness shall be such prepayments as are customary for similar bridge financings in light of then-prevailing market conditions (as determined by the Company in consultation with the Administrative Agent)), (x) have an amortization schedule that is determined by the Borrower and the lenders providing such Indebtedness and that is otherwise customary for the type of Indebtedness (as determined by the Company in good faith), (y) shall not be secured by any property that is not Collateral (unless added as Collateral) or incurred or Guaranteed by any Person that is not a Loan Party (unless added as a Loan Party) and (z) otherwise be on terms not materially less favorable, taken as a whole, to the Borrower than the then-existing Loans (other than terms (I) that are applicable only after the Maturity Date, (II) contained in such Indebtedness that are, taken as a whole, more favorable to the lenders providing such Indebtedness than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of all Lenders or (III) that are otherwise reasonably satisfactory to the Administrative Agent), (C) if such Indebtedness is secured, it shall only be secured by all or a portion of the Collateral and shall be subject to the terms of a Pari Passu Intercreditor Agreement or a Junior Lien Intercreditor Agreement, as applicable, and (D) such Indebtedness shall not be guaranteed by any Person that is not a Loan Party (such Indebtedness incurred pursuant to this clause (o)(i), “Incremental Equivalent Debt”) and (ii) any Permitted Refinancing thereof;

(p) Indebtedness incurred in connection with any Permitted Sale Leaseback permitted by Section 7.05 in an aggregate principal amount not to exceed, at any time outstanding, the greater of (i) $28,000,000 and (ii) 15% of TTM Consolidated EBITDA;

(q) (i) Indebtedness assumed or acquired by the Company or any Material Subsidiary in connection with any Permitted Acquisition or other similar permitted Investment; provided that (x) the Loan Parties shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 7.11 as of the most recent fiscal quarter end for which the Company was required to deliver financial statements pursuant to Section 6.01(a) or (b) and (y) such Indebtedness was not created in contemplation of such Permitted Acquisition or Investment and (ii) any Permitted Refinancing thereof; and

(r) to the extent constituting Indebtedness, obligations pursuant to Cash Pooling Arrangements; provided that the aggregate outstanding principal amount of such Indebtedness owing by Subsidiaries that are not Loan Parties to Loan Parties, together with the aggregate outstanding principal amount of Indebtedness incurred pursuant to Section 7.03(k), shall not exceed the greater of (x) $150,000,000 and (y) 81% of TTM Consolidated EBITDA.

7.04 Fundamental Changes. Merge, dissolve, liquidate, amalgamate or consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Material Subsidiary may merge or consolidate with: (i) the Company; provided that the Company shall be the continuing or surviving Person; (ii) the Borrower (other than the Company) or any Guarantor; provided that (x) when any Material Subsidiary that is not a Loan Party is merging with a Subsidiary that is a Guarantor, such Guarantor shall be the continuing or surviving Person, (y) when any Material Subsidiary that is not the Borrower is merging with the Borrower, the Borrower shall be the continuing or surviving Person and (z) when any Material Subsidiary that is not a Domestic Loan Party is merging with a Domestic Loan Party, such Domestic Loan Party shall be the continuing or surviving Person; or (iii) to the extent that such Material Subsidiary is not a Loan Party, any Subsidiary that is not a Loan Party;

(b) any Material Subsidiary or Loan Party (other than the Company) may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to the Company or to any Material Subsidiary; provided that, if the transferor in such a transaction is a Loan Party, then the transferee must be a Loan Party; provided further that, if the transferor in such a transaction is a Domestic Loan Party, then the transferee must be a Domestic Loan Party;

(c) any Disposition contemplated by Section 7.05(g) may be consummated;

(d) the Mirror Transactions may be consummated; and

(e) the Company may consummate the TopCo Restructuring.

7.05 Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) (i) Dispositions of property by any Material Subsidiary to the Company or to a Subsidiary (provided that, if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party; provided further that, if the transferor of such property is a Domestic Loan Party, then the transferee must be a Domestic Loan Party) and (ii) Dispositions of property between or among the Company or any Subsidiary in connection with any defined manufacturing footprint realignment (provided that the aggregate book value of all property Disposed of in reliance on this clause (d)(ii) from Loan Parties to Subsidiaries of the Company that are not Loan Parties shall not exceed an amount equal to the greater of (A) $30,000,000 and (B) 15% of TTM Consolidated EBITDA);

(e) Dispositions permitted by Sections 7.02, 7.04 or 7.06 (in each case, other than by reference to this Section 7.05 (or any sub-clause hereof));

(f) (i) non-exclusive licenses of IP Rights (A) to any Loan Party or any Subsidiary of any Loan Party or (B) in the ordinary course of business and (ii) licenses of IP Rights on an exclusive basis (A) between or among Loan Parties or (B) otherwise, so long as such exclusive licensing is limited to geographic areas, particular fields of use, customized products for customers or limited time periods, and so long as, after giving effect to such license, the Loan Parties retain sufficient rights to use the subject IP Rights as to enable them to continue to conduct their business in the ordinary course;

(g) the Disposition (including any Sale Leaseback) by Gentherm Properties II, LLC of the fee owned real property located at 38455 Hills Tech Drive, Farmington Hills, Michigan;

(h) Dispositions of accounts, receivables or rights to payment to a special purpose subsidiary or affiliate of the Company (or, with respect to factoring arrangements, an unaffiliated third party) in connection with Securitization Transactions permitted by Section 7.03(l);

(i) other Dispositions by the Company and its Material Subsidiaries; provided that (i) at the time of such Disposition, no Event of Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (i) in any fiscal year shall not exceed an amount equal to the sum of (A) the greater of (x) $28,000,000 and (y) 15% of TTM Consolidated EBITDA plus (B) such additional amounts to the extent such amounts are actually applied to prepay the Loans pursuant to Section 2.05(b)(i);

(j) (i) Dispositions in the ordinary course of business of accounts, accounts receivable, bills of exchange or rights to payment in connection with the compromise, settlement or collection thereof and (ii) Dispositions of accounts, accounts receivable, bills of exchange or rights to payment in connection with non-recourse supply chain financing and similar arrangements offered by customers of the Company and its Subsidiaries;

(k) Dispositions in connection with Permitted Sale Leasebacks; provided that the fair market value of all property so Disposed after the Closing Date shall not exceed the greater of (i) $28,000,000 and (ii) 15% of TTM Consolidated EBITDA;

(l) the Disposition of the manufacturing facility in Plzeň, Czech Republic;

(m) the Disposition of cash or Cash Equivalents or other financial instruments;

(n) the issuance or sale of Equity Interests by a Subsidiary to the Company or any Subsidiary;

(o) the early termination or unwinding of any Swap Contract; and

(p) Dispositions to effect the TopCo Restructuring;

provided further that any Disposition (other than Dispositions between or among Loan Parties) pursuant to clauses (d), (f), (g), (h), (i), (k) and (l) shall be for fair market value.

7.06 Restricted Payments. Declare or make any Restricted Payment, except that:

(a) each Material Subsidiary may make Restricted Payments to the Company and any other Subsidiary that owns an Equity Interest in such Material Subsidiary, in each case, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Company and each Material Subsidiary may make Restricted Payments payable solely in the form of common stock or other common Equity Interests of such Person;

(c) the Company and each Material Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d) Restricted Payments by the Company or any Material Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Equity Interests of any such Person;

(e) the Company may make other Restricted Payments in an aggregate amount not to exceed, during the term of this Agreement, the greater of (i) $47,000,000 and (ii) 25% of TTM Consolidated EBITDA; provided that, immediately before and immediately after giving Pro Forma Effect to any such Restricted Payment, no Event of Default shall have occurred and be continuing;

(f) the Company may make any Restricted Payment; provided that (i) immediately before and immediately after giving Pro Forma Effect to any such Restricted Payment, no Event of Default shall have occurred and be continuing, and (ii) upon giving effect to any such Restricted Payment on a Pro Forma Basis, the Consolidated Net Leverage Ratio is less than or equal to 2.50 to 1.0;

(g) the Company may make any other Restricted Payment in an aggregate amount not to exceed the Available Amount at such time; provided that (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) upon giving effect thereto on a Pro Forma Basis, the Loan Parties shall be in compliance with the financial covenants set forth in Section 7.11 as of the most recent fiscal quarter end for which the Company was required to deliver financial statements pursuant to Section 6.01(a) or (b);

(h) the Company and its Subsidiaries may make (i) the SpinCo Cash Distribution (as defined in the Mirror Separation Agreement and as may be adjusted in accordance with the Mirror Transaction Documents) and (ii) the Gold Special Dividend (as defined in the Mirror Merger Agreement), if any;

(i) the repurchase of Equity Interests deemed to occur upon the exercise of stock or other equity options and any repurchase or other acquisition of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of stock options, warrants, incentives or other rights to acquire Equity Interests; and

(j) the Company may make Permitted Tax Distributions.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Company and its Material Subsidiaries on the Mirror Transactions Funding Date or any business substantially related, incidental, similar, complementary or ancillary thereto (or any reasonable extension or expansion thereof), other than pursuant to the Mirror Transactions.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any of its Affiliates, whether or not in the ordinary course of business, in each case, to the extent the fair market value thereof is in excess of $1,000,000, other than:

(a) (i) intercompany loans among Loan Parties and their respective Subsidiaries permitted under Section 7.02 or Section 7.03, (ii) transactions solely among Loan Parties not otherwise prohibited hereunder and (iii) any transaction solely between or among any Subsidiaries that are not Loan Parties;

(b) transactions on fair and reasonable terms substantially as favorable to it as would be obtainable by it at the time in a comparable arm’s length transaction with a Person other than one of its Affiliates;

(c) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any Subsidiary in the ordinary course of business and payments pursuant thereto, and the reimbursement of expenses (including travel and entertainment expenses and similar expenditures in the ordinary course of business) of employees, officers, directors or consultants of the Company or any Subsidiary;

(d) Restricted Payments permitted by Section 7.06 (other than by reference to this Section 7.08(d));

(e) any transaction in respect of which the Company delivers to the Administrative Agent a letter addressed to the board of directors of the Company from an accounting, appraisal or investment banking firm, in each case, of nationally recognized standing, which letter states that such transaction is on terms that are no less favorable to the Company or the applicable Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate;

(f) the Mirror Transactions; and

(g) any transactions necessary to facilitate the TopCo Restructuring.

7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (A) limits the ability (i) of any Material Subsidiary to make Restricted Payments to the Company or any Guarantor or to otherwise transfer property to the Company or any Guarantor, (ii) of the Company or any Material Subsidiary to act as a Loan Party pursuant to the Loan Documents, (iii) of the Company or any Material Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person or (B) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, except:

(a) any restriction or limitation incurred or provided in favor of any holder of Indebtedness of the type permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness;

(b) any customary restriction in or under leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions only relate to the assets subject thereto;

(c) any customary provision restricting subletting or assignment of any lease governing a leasehold interest;

(d) restrictions in any agreement regarding Indebtedness or other obligations of any Subsidiary that is not a Loan Party not prohibited under Section 7.03 (in which case, any such restriction shall only be effective against the assets of such Subsidiary and its Subsidiaries);

(e) customary provisions contained in joint venture agreements and other similar agreements only applicable to the applicable joint venture and only to the extent the applicable joint venture is not prohibited by this Agreement;

(f) customary restrictions and conditions contained in any agreement relating to any Disposition not prohibited hereunder; provided that such restrictions and conditions are applicable solely to the Subsidiary or assets the subject of such permitted Disposition;

(g) any agreement of a Person in effect at the time such Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, in each case to the extent relating to the Subsidiary party to such agreement and its Subsidiaries;

(h) restrictions imposed by applicable Laws;

(i) customary restrictions in any agreement or instrument relating to (x) any Incremental Equivalent Debt, (y) any other Indebtedness permitted to be incurred under Section 7.03 or (z) any Cash Pooling Arrangement; provided that (i) the Company shall have determined in good faith that such restrictions will not affect the Loan Parties’ ability to make any payment required by the Loan Documents as and when due and (ii) such restrictions do not restrict the Liens securing the Obligations or the first priority status thereof;

(j) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; and

(k) customary restrictions contained in the Organization Documents of any Subsidiary that is not a Loan Party.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Financial Covenants.

(a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Company to be less than 3.00 to 1.0.

(b) Consolidated Net Leverage Ratio. Permit the Consolidated Net Leverage Ratio as of the end of any fiscal quarter of the Company to be greater than 3.50 to 1.0; provided that, in connection with a Material Acquisition, the Company may elect by written notice to the Administrative Agent that the ratio described above shall be increased to 4.00 to 1.0 (each, a “Leverage Increase”) for four consecutive fiscal quarters commencing with the fiscal quarter in which such Material Acquisition occurred; provided further that, for at least one full fiscal quarter immediately following the last fiscal quarter of each Leverage Increase, the Consolidated Net Leverage Ratio as of the end of such fiscal quarter shall be not greater than 3.50 to 1.0 before another Leverage Increase may occur.

7.12 Amendments of Organization Documents, Material IP Rights, etc.

(a) Amend, modify or change any of its Organization Documents in a manner materially adverse to the Lenders.

(b) Without providing notice within 30 days of the occurrence thereof to the Administrative Agent (or such later date as the Administrative Agent shall agree in its reasonable discretion), change its name, jurisdiction of organization or form of organization.

(c) Notwithstanding any other provisions of this Agreement to the contrary, (i) permit any Loan Party (other than the Company) or any Subsidiary to issue or have outstanding any shares of preferred Equity Interests or (ii) create, incur, assume or suffer to exist any Lien on any Equity Interests of any Subsidiary of any Loan Party, except for Liens permitted by Section 7.01.

(d) Notwithstanding anything in this Agreement to the contrary, neither the Company nor any Subsidiary shall consummate, or permit a Subsidiary to consummate, any transaction that results (whether by way of a Restricted Payment, Investment, Disposition or otherwise, and whether in a single transaction or a series of transactions) in the transfer (including an exclusive license) of any Material IP Rights (or the Equity Interests in any Subsidiary that owns any Material IP Rights) to (x) any Subsidiary that is not a Loan Party (other than any such transfer from a Subsidiary that is not a Loan Party to a Subsidiary that is not a Loan Party) or (y) any Affiliate that is not the Company or a Subsidiary unless, in the case of this clause (y), such transfer is made on an arm’s length basis.

Nothing in this Section 7.12 shall limit or restrict the TopCo Restructuring (it being understood that the Parent shall be required to comply with clause (b) above in connection with the TopCo Restructuring, to the extent that the Parent or any other Loan Party changes its name, jurisdiction of organization or form of organization).

7.13 Accounting Changes. Make any change in (a) its accounting policies or reporting practices, except as required by GAAP or (b) its fiscal year.

7.14 Prepayments, Etc. of Junior Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Junior Indebtedness (each, a “Junior Indebtedness Prepayment”), except:

(a) regularly scheduled or required repayments or redemptions of Junior Indebtedness as in effect on the Closing Date (other than any such payments prohibited by any subordination provisions applicable thereto) and Permitted Refinancings of such Junior Indebtedness;

(b) prepayments of Junior Indebtedness permitted under Section 7.03 owing to any Loan Party;

(c) prepayments or redemptions of Junior Indebtedness within 12 months of the final maturity thereof;

(d) any payments or prepayments required or contemplated by the documentation governing Company Indebtedness;

(e) any such prepayment, redemption, purchase, defeasance or other satisfaction (i) in an aggregate amount not to exceed, during the term of this Agreement, the greater of (x) $47,000,000 and (y) 25% of TTM Consolidated EBITDA; provided that, immediately before and immediately after giving Pro Forma Effect thereto, no Event of Default shall have occurred and be continuing;

(f) the Company may make any other prepayment, redemption, purchase, defeasance or satisfaction in an aggregate amount not to exceed the Available Amount at such time; provided that (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) upon giving effect thereto on a Pro Forma Basis, the Loan Parties shall be in compliance with the financial covenants set forth in Section 7.11 as of the most recent fiscal quarter end for which the Company was required to deliver financial statements pursuant to Section 6.01(a) or (b); and

(g) any such prepayment, redemption, purchase, defeasance or other satisfaction; provided that, (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) upon giving effect thereto on a Pro Forma Basis, the Consolidated Net Leverage Ratio is less than or equal to 2.75 to 1.0.

7.15 Sanctions. Use any Loan or the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, underwriter, advisor, investor or otherwise) of Sanctions.

7.16 Anti-Corruption Laws. Use any Loan or the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.

7.17 Permitted Activities. From the Closing Date to (but not including) the Mirror Transactions Funding Date:

(a) The Borrower will not, and will not permit any of its Subsidiaries to, conduct, transact or otherwise engage in any business or operations other than (i) the ownership and/or acquisition of the Equity Interests of their respective Subsidiaries in existence on the Closing Date, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Mercury and its Subsidiaries, (iv) the performance of its obligations under and in connection with the Loan Documents, (v) the consummation of the Mirror Transactions (including any activities incidental thereto), (vi) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (vii) providing indemnification to officers and members of the board of directors and (viii) activities incidental to the businesses or activities described in clauses (i) to (vii) of this Section 7.17(a); and

(b) The Borrower will not, and will not permit any of its Subsidiaries to, own or acquire any material assets (other than Equity Interests as referred to in Section 7.17(a)(i) above and cash and Cash Equivalents) or incur any liabilities (other than liabilities as referred to in Section 7.17(a) above, liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and business and activities permitted by this Agreement).

Nothing in this Section 7.17 shall limit or restrict the Mirror Transactions.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following occurring after the Parent Change Time (or, solely in the case of Section 8.01(n), occurring after the initial Credit Extensions hereunder on the Mirror Transactions Funding Date) shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein any amount of principal of any Loan, or (ii) pay within three Business Days after the same becomes due, any interest on any Loan or (iii) pay within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower or any other Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05 (solely with respect to the Company or the Borrower), 6.11, 6.13 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in clause (a) or clause (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) a Loan Party becoming aware of such failure or (ii) the date notice thereof shall have been given to the Borrower by the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be materially incorrect or misleading when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any of its Material Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, after any applicable notice, cure or grace periods, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any Material Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any

Termination Event (as so defined) under such Swap Contract as to which any Loan Party or any Material Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Material Subsidiary as a result thereof is greater than the Threshold Amount; or (iii) after the Parent Change Time, an “Event of Default” under, and as defined in, the Company Credit Agreement shall have occurred; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or makes a proposal to its creditors or files notice of its intention to do so, institutes any other proceeding under applicable Law seeking to adjudicate it a bankrupt or an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors, composition of it or its debts or any other similar relief; or applies for or consents to the appointment of any receiver, receiver-manager, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, receiver-manager, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Material Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount over any amount covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order and (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that, either individually or together with any other ERISA Events could reasonably be expected to have a Material Adverse Effect or (ii) a Foreign Plan Event occurs that, either individually or together with any other Foreign Plan Events, could reasonably be expected to have a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01, Section 4.02 or Section 6.13 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on a material portion of the Collateral purported to be covered thereby; or

(m) Subordination. (i) The subordination provisions of the documents evidencing or governing any Indebtedness that is subordinated or otherwise junior to the obligations of the Loan Parties under the Loan Documents (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any such holder of Indebtedness; or (ii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordinated Provisions, (B) that the Subordinated Provisions exist for the benefit of the Administrative Agent and the Lenders or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordinated Provisions; or

(n) Mirror Transactions Funding Date Gentherm Deliverables. The Mirror Transactions Funding Date Gentherm Loan Parties shall not have executed and delivered to the Administrative Agent (or, in the case of certain Mirror Transactions Funding Date Gentherm Deliverables, to the Company Credit Agreement Agent, as bailee for the Administrative Agent pursuant to the Mirror Intercreditor Agreement) the Mirror Transactions Funding Date Company Joinder, the Mirror Transactions Funding Date Subsidiary Guaranty and each of the other Mirror Transactions Funding Date Gentherm Deliverables, in each case, prior to 11:59 p.m. on the Mirror Transactions Funding Date.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) [reserved]; and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided that, upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States or any other Debtor Relief Law, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

Notwithstanding anything to the contrary in this Section 8.02, prior to the Mirror Transactions Funding Date the commitment of each Lender to make Loans hereunder shall not be terminated or reduced (whether automatically or by action of the Administrative Agent or any Lender), and the Loans shall remain available to be borrowed by the Borrower on the Mirror Transactions Funding Date subject solely to the satisfaction of the conditions set forth in Section 4.02.

8.03 Application of Funds. After exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and fees, premiums and scheduled periodic payments, and any interest accrued thereon, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations (other than any contingent claims for indemnification or expense reimbursement not yet asserted) have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or such Loan Party’s assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints, designates and authorizes Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Other than with respect to Sections 9.06 and 9.10, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

9.03 Exculpatory Provisions. None of the Administrative Agent or any Arranger shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, none of the Administrative Agent, any Arranger or any of their respective Related Parties: (a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; or (c) shall have, except as expressly set forth herein and in the other Loan Documents, any duty to disclose, and shall not be liable for the failure to disclose, to any Lender any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Affiliates that is communicated to, or in the possession of, the Administrative Agent or such Arranger in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein.

Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

Neither the Administrative Agent nor any of its Related Parties shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Each of the Lenders hereby exempt the Administrative Agent, in any of its capacities hereunder or under the other Loan Documents, any sub-agent appointed under Section 9.05 hereof, and any Related Parties of the Administrative Agent or any such sub-agent from the restrictions (to the extent such restrictions would otherwise apply) on self-dealing and multi-representation pursuant to any applicable laws, in each case, to the extent permitted by its organizational documents and by applicable law.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.01 and Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objections.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent. The Administrative Agent may delegate any release from the restrictions specified in, and granted pursuant to, Section 9.01 to any such sub-agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States and which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(a), (f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that, if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and the rights and obligations of the retiring Administrative Agent are assigned and assumed by the successor Administrative Agent) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder and the execution of the corresponding assignment and assumption, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Administrative Agent was acting as Administrative Agent and (ii) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (B) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

9.07 Non-Reliance on Administrative Agent, Arrangers and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent or any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or such Arranger to any Lender as to any matter, including whether the Administrative Agent or such Arranger have disclosed material information in their (or their respective Related Parties’) possession. Each Lender represents to the Administrative Agent and each Arranger that it has, independently and without reliance upon the Administrative Agent, such Arranger, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Parent and its Subsidiaries, and all applicable bank or other regulatory

Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Parent and its Subsidiaries. Each Lender represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility, and (b) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, no Person acting as “co-syndication agent”, “documentation agent”, “bookrunner”, Arranger or other title as necessary listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to (A) form one or more acquisition vehicles to make a bid, (B) adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.01), and (C) assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (ii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10 Collateral and Guaranty Matters. Each Lender irrevocably authorize, and grant power of attorney to, the Administrative Agent to, and the Administrative Agent shall:

(a) release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Term Facility and payment in full of all Obligations under the Loan Documents (other than contingent indemnification obligations not yet due), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document or becomes Excluded Assets or otherwise no longer constitutes Collateral, or (iii) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 11.01;

(b) subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(j), (n), (o) and (r); and

(c) release any Guarantor from its obligations under the Loan Documents if such Person becomes an Excluded Subsidiary or ceases to be a Subsidiary as a result of a transaction permitted hereunder; provided that a Subsidiary shall not be released from its obligations under the Loan Documents as a result of becoming a Subsidiary that is non-wholly owned by the Parent or any of its Subsidiaries unless (x) after giving effect to the release of such Subsidiary, the outstanding Investments by the Parent, any other Loan Party and any Material Subsidiary in such Subsidiary shall be permitted by Section 7.02 and (y) the Disposition of the Equity Interests in such Subsidiary that resulted in such Subsidiary becoming non-wholly owned by the Parent or any of its Subsidiaries shall be a good faith disposition to an unaffiliated third party for fair market value for a bona fide business purpose.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under any Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under any Guaranty, in each case, in accordance with the terms of the Loan Documents and this Section 9.10. Each Loan Party hereby irrevocably consents to any release or subordination of Collateral and any release of any Guarantor from its obligations under any Guaranty, in each case, in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Additionally, each Lender, on behalf of itself and each of its Affiliates that is a Secured Party, hereby (a) consents to, authorizes and directs the Administrative Agent’s execution and delivery of any Intercreditor Agreement on behalf of such Lender and such Affiliates, (b) agrees to be bound by the terms and conditions of any Intercreditor Agreement, and (c) consents to, authorizes and agrees that the Administrative Agent may exercise all rights, powers and remedies that the Administrative Agent may have under any Intercreditor Agreement.

9.11 [Reserved].

9.12 ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement; (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; (iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (i) clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Document or any documents related to hereto or thereto).

9.13 Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.

ARTICLE X.

GUARANTY

10.01 Guaranty.

(a) Each Parent Guarantor hereby jointly and severally with the other Parent Guarantors guarantees to each Lender and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of all Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. The Parent Guarantors hereby further agree that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Parent Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

(b) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, (i) the obligations of each Parent Guarantor (other than the Company) under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state, provincial or territorial law and (ii) the Obligations of a Subsidiary that are guaranteed under this Article X shall exclude any Excluded Swap Obligations with respect to such Subsidiary.

10.02 Obligations Unconditional.

(a) (i) The obligations of the Parent Guarantors under Section 10.01(a)(i) are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 10.02(a)(i) that the obligations of the Parent Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Parent Guarantor agrees that such Parent Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against any other Loan Party for amounts paid under this Article X until such time as the Guaranteed Obligations (other than contingent indemnification obligations not yet due) have been paid in full and the Commitments have expired or terminated.

(ii) [Reserved].

(b) Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Parent Guarantor hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to any Parent Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to attach or be perfected; or

(v) any of the Guaranteed Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Parent Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Parent Guarantor).

With respect to its obligations hereunder, each Parent Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

10.03 Reinstatement. The obligations of the Parent Guarantors under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Parent Guarantor agrees that it will indemnify the Administrative Agent and each other holder of the Guaranteed Obligations on demand for all reasonable costs and expenses (including the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such other holder of the Guaranteed Obligations, in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

10.04 Certain Additional Waivers. Each Parent Guarantor agrees that such Parent Guarantor shall have no right of recourse to security for the Guaranteed Obligations, except through the exercise of rights of subrogation pursuant to Section 10.02(a)(i) and through the exercise of rights of contribution pursuant to Section 10.06(a).

10.05 Remedies. The Parent Guarantors agree that, to the fullest extent permitted by law, as between the Parent Guarantors, on the one hand, and the Administrative Agent and the Secured Parties, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 8.02) for purposes of Section 10.01(a)(i) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Parent Guarantors for purposes of Section 10.01(a)(i). The Parent Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

10.06 Rights of Contribution. The Parent Guarantors agree among themselves that, in connection with payments made hereunder, each Parent Guarantor shall have contribution rights against the other Parent Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of the Parent Guarantors under the Loan Documents and no Parent Guarantor shall exercise such rights of contribution until all Guaranteed Obligations (other than contingent indemnification obligations not yet due) have been paid in full and the Commitments have terminated.

10.07 Guarantee of Payment; Continuing Guarantee. The guarantee in this Article X by the Parent Guarantors is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

10.08 Keepwell. Each Parent Guarantor that is a Qualified ECP Guarantor at the time any Guaranty by any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each Parent Guarantor under this Section shall remain in full force and effect until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Each Parent Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE XI.

MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for (i) any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment or (ii) any scheduled reduction of the Term Facility hereunder or under any other Loan Document without the written consent of each Lender;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (iv) of the third proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(d) change Section 2.12(f), Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e) [reserved];

(f) change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(g) release all or substantially all of the Collateral without the written consent of each Lender;

(h) release the Borrower or all or substantially all of the Guarantors or the value of the Guaranty without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); and

(i) (i) subordinate, or have the effect of subordinating, the Obligations to any other Indebtedness or other obligation, or (ii) subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Indebtedness or other obligation, in each case without the prior written consent of each Lender directly affected thereby;

provided further that: (i) [reserved]; (ii) [reserved]; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (v) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; (vi) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein; (vii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders; (viii) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Borrower and the relevant Lenders providing such additional credit facilities (A) to add one or more additional revolving credit or term loan facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (B) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder; (ix) [reserved]; (x) [reserved]; (xi) [reserved]; (xii) [reserved]; (xiii) in order to implement any Term SOFR Successor Rate or any Term SOFR Conforming Changes, in each case in accordance with Section 3.07, this Agreement may be amended for such purpose as provided in Section 3.07; (xiv) the Administrative Agent shall have the right, from time to time, to make Term SOFR Conforming Changes and any amendments implementing such Term SOFR Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document, so long as, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Term SOFR Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective; (xv) notwithstanding anything to the contrary set forth herein, this Agreement and the other Loan Documents may be amended by the Borrower and the Administrative Agent to add such provisions and/or amend or modify such provisions as are deemed necessary, in the sole discretion of the Borrower and the Administrative Agent, to facilitate any technical adjustments related to the effectuation of the TopCo Restructuring (including to add TopCo as a Guarantor); (xvi) notwithstanding anything to the contrary set forth herein, this Agreement and the other Loan Documents may be amended by the Borrower and the Administrative Agent to add such provisions and/or amend or modify such provisions as are deemed necessary, in the sole discretion of the Borrower and the Administrative Agent, to facilitate any technical adjustments related to the effectuation of the Company Debt Assumption; and (xvii) if following the Closing Date, the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

If any Lender is a Non-Consenting Lender, the Company may replace such Non-Consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

11.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b) Electronic Communications. Notices and other communications to the Administrative Agent and the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications; provided further that notices of any Default or Event of Default shall not be effective if delivered by electronic communication, unless the same shall have been also delivered by facsimile or otherwise in accordance with clause (a) above.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic notices, Committed Loan Notices and Notices of Loan Prepayment) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided and under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) [reserved], (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; provided further that, if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of (A) one primary counsel to the Administrative Agent, and (B) one local counsel to the Lenders retained by the Administrative Agent in each appropriate jurisdiction (which may be a single firm of counsel acting in multiple jurisdictions)), in connection with the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) [reserved] and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of (i) one primary counsel to the Indemnitees, taken as a whole, (ii) one firm of local counsel to the Indemnitees, taken as a whole, in each appropriate jurisdiction (which may include a single firm of outside counsel acting in multiple jurisdictions), and (iii) in the case of any actual or perceived conflict of interest, one additional counsel to each group of similarly situated Indemnitees, taken as a whole) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (A) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder (including any Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record, that such Indemnitee reasonably believes is made by any Responsible Officer of the applicable Loan Party), the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (B) any Loan or the use or proposed use of the proceeds therefrom, (C) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any Material Subsidiary, or any Environmental Liability related in any way to any Loan Party or any of its Material Subsidiaries, or (D) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee, or (y) a material breach of the obligations of such Indemnitee under the Loan Documents, or (2) arise out of disputes between and among Indemnitees not involving an act or omission by the Borrower or any of its Subsidiaries or Affiliates

(other than in connection with any proceeding brought against any such Indemnitee solely in its capacity as, or in the fulfillment of its role as, the Administrative Agent, an Arranger or other similar role under the Loan Documents). This Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from a non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 11.04(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Term Facility and the repayment, satisfaction or discharge of all the Obligations under the Loan Documents.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in Dollars. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations under the Loan Documents and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it under such Term Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned.

(B) in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural persons).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement

(and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural persons), a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participations.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender that sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that the disclosing party shall use commercially reasonable efforts to notify the Borrower prior to the disclosure thereof unless prohibited by applicable Law), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, or (iii) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section, and (i) on a confidential basis to (i) any rating agency in connection with rating the Borrower or the credit facility provided hereunder, or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facility provided hereunder. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to (A) market data collectors and similar service providers to the lending industry to the extent customary for purposes of inclusion in league table measurements or other similar reporting, and (B) service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments; provided that, in the case of the foregoing clause (B), to the extent any Information is disclosed to such service providers, such service providers will be informed of the confidential nature of such Information and instructed to keep such Information confidential.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary relating to any Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.

11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Integration; Effectiveness. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06(b), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its rights to payments pursuant to Sections 3.01 and 3.04 immediately prior to such assignment) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (i) an assignment required pursuant to this Section 11.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the applicable Eligible Assignee, and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided further that any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section 11.13 to the contrary, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (ii) none of the Administrative Agent, any Arranger or any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, each Arranger, each Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, any Arranger or any Lender has any obligation to disclose any of such interests to the Borrower or their respective Affiliates. To the fullest extent permitted by Law, the Borrower hereby agrees not to assert any claims that it may have against the Administrative Agent, any Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17 Electronic Execution; Electronic Records; Counterparts. This Agreement, any other Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower, the Administrative Agent and each Lender agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this Section 11.17 may include use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into.pdf), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (each, an “Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided that, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower and/or any Lender without further verification, and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed.pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

The Borrower and each Lender hereby waives (a) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement or any other Loan Document based solely on the lack of paper original copies of this Agreement or such other Loan Document, and (b) any claim against the Administrative Agent and each Lender for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

11.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party, information concerning each such Loan Party’s direct and indirect holders of Equity Interests and other Persons exercising Control over such Loan Party, and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.

11.19 [Reserved].

11.20 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document, or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.22 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree that with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States), in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

11.23 Assumption by the Company of the Borrower’s Obligations. At any time after the consummation of the Mirror Transactions, the Company may expressly assume all of the obligations of the Borrower under this Agreement and the other Loan Documents by delivering to the Administrative Agent (i) the Company Debt Assumption Supplement executed by the Company and the Borrower (and which shall be acknowledged by the Administrative Agent) together with (ii) to the extent reasonably requested by the Administrative Agent, documents with respect to the Company of the types referred to in clauses (b), (c), (d) and (f) of Section 4.01, all in form and substance reasonably satisfactory to the Administrative Agent whereupon (x) the Company will assume and become obligated to perform all obligations of the Borrower and have all of the rights of the Borrower pursuant to this Agreement and the other Loan Documents, and (y) Platinum Spinco Inc. (or its successor by merger) shall no longer constitute or have any rights or obligations as the Borrower under this Agreement (but, for the avoidance of doubt, shall continue to be a Parent Guarantor).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

PLATINUM SPINCO INC., as the Borrower

By:	/s/ Michael B. Lucareli
Name:	Michael B. Lucareli
Title:	Executive Vice President, Chief Financial Officer

PLATINUM SPINCO INC.

CREDIT AGREEMENT

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Felicia Brinson
Name:	Felicia Brinson
Title:	Assistant Vice President

PLATINUM SPINCO INC.

CREDIT AGREEMENT

BANK OF AMERICA, N.A., as a Lender,

By:	/s/ David Komrska
Name:	David Komrska
Title:	Senior Vice President

PLATINUM SPINCO INC.

CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Robert P. Kellas
Name:	Robert P. Kellas
Title:	Executive Director

PLATINUM SPINCO INC.

CREDIT AGREEMENT

HSBC BANK USA, N.A., as a Lender

By:	/s/ Casey Klepsch
Name:	Casey Klepsch
Title:	Senior Vice President

PLATINUM SPINCO INC.

CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION as a Lender

By:	/s/ Scott Neiderheide
Name:	Scott Neiderheide
Title:	Senior Vice President

PLATINUM SPINCO INC.

CREDIT AGREEMENT

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Megan Pridmore
Name:	Megan Pridmore
Title:	Executive Director

PLATINUM SPINCO INC.

CREDIT AGREEMENT

FIFTH THIRD BANK, N.A., as a Lender

By:	/s/ Will Batchelor
Name:	Will Batchelor
Title:	Managing Director

PLATINUM SPINCO INC.

CREDIT AGREEMENT